Exhibit 10.2
***	Denotes certain parts that have not been disclosed and have been filed separately with the Securities and Exchange Commission and are subject to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

STOCK PURCHASE AGREEMENT
BY AND AMONG
AIR PRODUCTS AND CHEMICALS, INC.
(a Delaware corporation),
TOMAH HOLDINGS, INC.
(a Delaware corporation),
AND
THE STOCKHOLDERS OF TOMAH HOLDINGS, INC.
Dated March 20, 2006

STOCK PURCHASE AGREEMENT
          This STOCK PURCHASE AGREEMENT is made as of 20 March, 2006, by and among Air Products and Chemicals, Inc., a Delaware corporation (“Buyer”), Tomah Holdings, Inc., a Delaware corporation (“Company”), and the common stockholders and option holders of the Company set forth on the signature page of this Agreement (individually, a “Stockholder” and collectively, the “Stockholders”). Certain other terms are used herein as defined below in Section 1 or elsewhere in this Agreement.
Background
     As of the Closing, the Stockholders shall own all of the outstanding equity securities of the Company, which owns all of the outstanding equity securities of each other Company Group Member. This Agreement sets forth the terms and conditions under which Buyer will purchase from the Stockholders all of the equity securities of the Company outstanding as of the Closing Date.
Witnesseth
     NOW, THEREFORE, the Parties, intending to be legally bound hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants contained herein, hereby agree as follows:
1. Definitions.
     For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).
     “Accounts Receivable” means, as of any date, any trade accounts receivable and trade notes receivable of the Business of the Company Group Members, as indicated by the context in which used.
     “Action” is defined in Section 10.6.
     “Adjustment Amount” is defined in Section 2.4.
     “Affiliates” means, with respect to a particular Person, (i) if an individual, each other member of such individual’s Family, any Person that is directly or indirectly controlled by any one or more members of such individual’s Family, any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest, and any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); or (ii) if other than an individual, Persons or entities controlling, controlled by or under common control with that Person.. For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.
     “Agreement” means this Agreement and the Exhibits and Disclosure Schedules hereto.
     “Applicable Representations” is defined in Section 10.4(i).
     “Assets” means all of the assets, properties, goodwill and rights of every kind and description, real, personal, tangible and intangible, wherever situated and whether or not reflected in the most recent Financial Statements, which are owned or possessed by any Company Group Member.
     “Balance Sheet” is defined in Section 4.5.
     “Balance Sheet Date” is defined in Section 4.5.
     “Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, and any other pension, profit sharing, bonus, deferred compensation, incentive compensation, stock option, welfare benefit, severance, vacation, holiday, sick day, salary continuation, death benefit, medical, dental or other employee fringe benefit, compensation or benefit plan, program agreement or arrangement or payroll practice provided, contributed to or entered for the benefit of employees.
     “Bonus Plan Payments” is defined in Section 2.3(a).
     “Building Purchase Agreement” means the agreement between *** and Company or one of the Existing Subsidiaries pursuant to which Company or one of the Existing Subsidiaries will purchase the land and building located at 337 Vincent Street in the City of Milton, State of Wisconsin, to be executed in connection with the Closing, substantially in the form attached hereto as Exhibit A.
     “Business” means the entire business, operations and facilities of the Company Group Members, and all related support services conducted by the Company Group Members.

     “Business Day” means any day, other than a Saturday or Sunday or a day on which the banking institutions of the State of New York are authorized or obligated by law or executive order to close.
     “Buyer” is defined above in the preamble.
     “Buyer’s Accountants” is defined in Section 2.5(a).
     “Cash Purchase Price” is defined in Section 2.3(a).
     “Charter Documents” means an entity’s certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, by-laws, general or limited partnership agreement, certificate of limited partnership, operating agreement, joint venture agreement or similar document governing the entity.
     “Claim” is defined in Section 10.3.
     “Claim Notice” is defined in Section 10.4(a).
     “Claim Response” is defined in Section 10.4(a).
     “Closing” is defined in Section 3.1.
     “Closing Certificates” means the certificates to be delivered by the Seller Parties at the Closing under Section 3.2.
     “Closing Date” is defined in Section 3.1.
     “Closing Date Balance Sheet” is defined in Section 2.5(a).
     “Closing Date Net Working Capital” is defined in Section 2.5(a).
     “Closing Payment” is defined in Section 2.3(b)(i).
     “Closing Shares” is defined in Section 4.4(c).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Group Member” means the Company and each of the Existing Subsidiaries.
     “Company Software” is defined in Section 4.18(g)(ii).
     “Component” means any software, Software Product, Company Software, Licensed Software, Hardware, Database or Embedded Control.
     “Company Benefit Plans” is defined in Section 4.20(a).

     “Company Employee Bonus Plans” means the Company’s Business Incentive Program (BIP), Marketing Incentive Plan (MIP) and Senior Management Incentive Plan (SMIP).
     “Confidential Information” means any confidential technical or business information of any Company Group Member relating to the Business, including Trade Secrets, personnel information, know-how and other technical information, advertising and marketing plans or systems, distribution and sales methods or systems, sales and profit figures, customer and client lists, customer, client and supplier information and any relationships with dealers, distributors, wholesalers, customers, clients, suppliers and any other Persons who have, or have had, business dealings with the Business.
     “Consulting Agreements” means those agreements between Buyer and each of *** to be executed in connection with the Closing, substantially in the form attached hereto as Exhibits B-1 and B-2, pursuant to which such persons will provide consulting services to Buyer.
     “Contract” means any written or oral contract, agreement, lease, instrument, or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under any applicable Law.
     “Copyrights” means all copyrights in both published and unpublished works and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.
     “Court Order” means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court, regulatory body or other Governmental Entity that is binding on any Person or its property under applicable Law.
     “Customary Qualifications,” when used with respect to the enforceability of a Contract (including, where appropriate, a Transaction Document), means that the enforceability of the Contact in question is limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (ii) the application of general equitable principles (regardless of whether such enforce ability is considered in a proceeding in equity or at law).
     “Damages” is defined in Section 10.1.
     “Database” means all data and other information recorded, stored, transmitted and retrieved in electronic form by a System, whether located on any System or archived in storage media of a type employed or used in conjunction with any System.
     “Deductible Amount” is defined in Section 10.4(f).
     “Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.
     “Derivative” means the Interest Rate Swap between Tomah Products, Inc. and Tomah Reserve, Inc and M&I Marshall and Ilsley Bank dated March 8, 2004, with the original principal of $8,750,000, bank reference 87T.
     “Disclosure Schedule” means any of the Schedules hereto containing information relating to the Company Group Members pursuant to Section 4 and other sections and provisions hereof that have been provided to Buyer on the date hereof.
     “Dispute Notice” is defined in Section 2.5(b).
     “Dispute Resolution Procedure” is defined in Section 2.5(b).
     “Embedded Control” means any microprocessor, microcontroller, smart instrumentation or other sensor, driver, monitor, robotic or other device containing a semiconductor, memory circuit, BIOS, PROM or other microchip.
     “Employees” is defined in Section 4.19.
     “Effective Time” means 11:59 p.m. local time on the Closing Date.
     “Encumbrances” means any lien, mortgage, security interest, pledge, restriction on transferability, option, right of first refusal, encroachment, easement, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or exercise of any attributes of ownership.
     ““Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
     “Environmental Law” means any Law that requires or relates to (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to legally permitted levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) protecting resources, species or ecological amenities; (e) transportation of Hazardous Substances; (f) cleaning up pollutants that have been Released, preventing the threat of Release or paying the costs of such clean up or prevention; or (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets, in each case for injuries or damages arising out of a Release of or exposure to a Hazardous Substance or pollutant.
     “Environmental Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law, including those consisting of or relating to (a) any environmental matter or condition (including on-site or off-site contamination); (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law; (c) financial responsibility under any Environmental Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law (whether or not such Cleanup has been required or requested by any Governmental Entity or any other Person) and for any natural resource damages; or (d) any other compliance, corrective or remedial measure required under any Environmental Law. As used herein, the terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any person or entity that is a member of a controlled group, affiliated service group or is under common control with any Company Group Member within the meaning of Code Sections 414(b), (c), (m) or (o).
     “Escrow Agent” means JP Morgan Chase Bank.
     “Escrow Agreement” means the Escrow Agreement among Buyer, the Stockholders’ Representative and the Escrow Agent in the form attached hereto as Exhibit C.
     “Escrow Funds” is defined in Section 2.4(b)(ii).
     “Estimated Closing Date Balance Sheet” is defined in Section 2.4.
     “Estimated Net Working Capital” is defined in Section 2.4.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Executive Loan” means that certain loan by the Company to *** represented by a certain Promissory Note dated July 1, 2005, in the original principal amount of ***.
     “Exempt Employees” means those Employees employed in positions classified as “exempt” under the Fair Labor Standards Act of 1938, as amended.

     “Existing Subsidiaries” means Tomah Products, Inc. (a Wisconsin corporation), Tomah Reserve, Inc. (a Delaware corporation), and Tomah Products Properties LLC (a Wisconsin limited liability company).
     “Facility” means (a) any building, structure, installation, equipment, pipe or pipeline (including any pipe into a sewer or publicly owned treatment works), well, pit, pond, lagoon, impoundment, ditch, landfill, storage, container, motor vehicle, rolling stock, or aircraft, or (b) any site or area where a hazardous substance has been deposited, stored, disposed of, or place, or otherwise come to be located; but does not include any consumer product in consumer use or any vessel.
     “Financial Statements” is defined in Section 4.5.
     “GAAP” means U.S. generally accepted accounting principles.
     “Good Standing” means good standing under the laws of the applicable jurisdiction, except that with respect to the State of Wisconsin which does not recognize the concept of good standing, good standing means that the entity in question is in active status under the laws of the State of Wisconsin.
     “Governmental Entity” means any federal, state, local, foreign or other governmental or quasi-governmental agency, authority, court, arbitrator or body or any other type of regulatory body.
     “Governmental Permits” means all governmental permits, licenses, registrations, certificates of occupancy, approvals and other authorizations of any Governmental Entity.
     “Hardware” means any mainframe, midrange computer, personal computer, notebook or laptop computer, server, switch, printer, modem, driver, peripheral or any component of any of the foregoing.
     “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Substances in, on, under, about or from any of the Real Property or any part thereof into the Environment
     “Hazardous Substances” means any substance, material or waste which is currently regulated or currently proposed to be regulated by any Governmental Entity, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “Imposition” means, individually or collectively, any institutional control, restriction or use limitation placed on real estate.
     “Indemnification Cap” is defined in Section 10.4(e).
     “Indemnification Share” means, with respect to each Stockholder, the percentage set forth opposite such Stockholder’s name on Exhibit D.
     “Indemnified Buyer Party” is defined in Section 10.1.
     “Indemnified Liabilities” means all Liabilities of the Company or any Company Group Member or any of their respective Affiliates to the extent relating to or arising out of or in connection with events, circumstances or conditions existing or arising prior to the Closing, other than those Liabilities: (i) to the extent adequately reflected and reserved against in the Closing Date Balance Sheet, (ii) specifically listed on Schedule 4.12, (iii) that relate to Taxes, which are dealt with exclusively in Sections 4.13, 7.5 and 10.1.2 or (iv) that are Environmental Liabilities or relate to or arise with respect to violation or noncompliance with an Environmental Law.
     “Indemnified Party” is defined in Section 10.4(a).
     “Indemnified Seller Party” is defined in Section 10.2.
     “Indemnitor” is defined in Section 10.4(a).
     “Intellectual Property” means any Copyrights, Patents, Trademarks, technology rights and licenses, Trade Secrets, inventions, discoveries, know-how, formulae, specifications and ideas, rights in research and development, and commercially practiced processes and inventions, whether patentable or not in any jurisdiction, and any other intellectual property used by any Company Group Member in the Business.
     “Inventory” means all inventories of the Company Group Members, including raw materials, supplies, packaging supplies, work in process and finished goods.
     “Law” means any statute, law, ordinance, regulation, order or rule of any Governmental Entity, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.
     “Legal Proceeding” means any lawsuit, action, suit, arbitration, administrative or other proceeding, criminal prosecution or other investigation or inquiry of any Governmental Entity.
     “Licensed Software” is defined in Section 4.18(g)(i).
     “Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person,

absolute or contingent, known or unknown, accrued or unaccrued, due or to become due, liquidated or unliquidated.
     “LIBOR” means the interest rate offered by major banks in the interbank market in London, England for 1 (one) month, published by the British Bankers’ Association at 11:00 a.m. (London time) 2 (two) Business Days prior to the interest payment date.
     “Liquidated Claim Notice” is defined in Section 10.4(a).
     “Management Bonuses” means the cash bonuses payable the Company *** in consideration of his past efforts on behalf of the Company. For avoidance of doubt, *** is not included in Management Bonuses.
     “Material Adverse Effect” means any event, change or effect that is or may reasonably be expected to be materially adverse to the Business or the Company Group Members taken as a whole, or the operations, assets, personnel, condition (financial or otherwise), or results of operations of the Company Group Members, taken as a whole.
     “Minor Contract” means any Contract that is terminable by a Company Group Member on not more than 30 days’ notice without any Liability and any Contract under which the obligation of the Company Group Members (fulfilled and to be fulfilled) involves an amount of less than $25,000.
     “Net Working Capital” means the aggregate value of the Company Group Members’ trade receivables and Inventory, net of allowances and reserves, less trade payables, all as determined in accordance with GAAP and in a manner consistent with the Company’s June 30, 2005 balance sheet.
     “Net Working Capital Valuation” is defined in Section 2.6(a).
     “No Further Action Determination” means written concurrence of a Governmental Entity with jurisdiction over an Environmental Liability that no further action is necessary to address the Environmental Liability. A No Further Action Determination may be conditioned on Impositions.
     “Non-Competition Agreements” means the Non-Competition Agreements executed by *** respectively, in favor of Buyer and the Company Group Members, in substantially the form attached hereto as Exhibit E.
     “Non-Exempt Employees” means those Employees employed in positions classified as “non-exempt” under the Fair Labor Standards Act of 1938, as amended.
     “Non-Real Estate Leases” is defined in Section 4.9.
     “Off-the-Shelf Software” is defined in Section 4.18(a)(i).

     “Option Obligations” means all obligations of the Company with respect to Outstanding Options.
     “Option Payment” means the amount necessary to discharge and terminate all Option Obligations pursuant to the terms of the Outstanding Options.
     “Option” is defined in Section 2.2.
     “Option Waiver” is defined in Section 2.2.
     “Order” means any order, writ, judgment, injunction, decree, ruling, assessment, stipulation, determination or award entered by or with any court, arbitrator or other Governmental Entity.
     “Ordinary course” or “ordinary course of business” means, with respect to any Person, an action taken by such Person if such action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.
     “Outstanding Options” is defined in Section 4.4(b).
     “Parties” means Buyer and the Seller Parties.
     “Patents” means all patents, any extensions, reexaminations and reissues of such patents, patents of addition, patent applications, divisions, continuations, continuations-in-part, and any subsequent filings in any country or jurisdiction claiming priority therefrom.
     “Performance Bonus” *** .
     “Permitted Encumbrances” shall mean (a) Encumbrances set forth on Schedule 4.6; (b) such Encumbrances as do not materially detract from the value or materially impair the use of the property subject thereto; (c) liens for Taxes not yet due or penalties for nonpayment or which are being actively contested in good faith by appropriate proceedings and which have been sufficiently accrued or reserved against in the Balance Sheet; or (d) industrial use restrictions that are a matter of public record or that are imposed by Law which do not interfere in any material respect with the use, occupancy or operation of the property of the Business as it is currently used, occupied or operated by the appropriate Company Group Member.
     “Person” means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.
     “Phantom Stock Payment” means the amount necessary to discharge and terminate all obligations pursuant to the Phantom Stock Plan.

     “Phantom Stock Plan” means the Tomah Holdings, Inc. 1999 Phantom Stock Plan, effective August 2, 1999, as amended as of December 8, 2003.
     “Possible Breach” is defined in Section 10.4(f).
     “Preferred Redemption Payment” is defined in Section 2.2.
     “Preferred Stock” is defined in Section 4.4(a).
     “Pro Rata Share” means the percentage specified with respect to a particular Stockholder on Schedule 2.3.
     “Prime Rate” means the prime lending rate as announced from time to time by the Chase Manhattan Bank, New York Branch, as its prime rate.
     “Purchase Price” is defined in Section 2.3(a).
     “Real Property” is defined in Section 4.7.
     “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment.
     “Remedial Action” means all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Substances or other substance; (b) to prevent the Release or threat of Release or to minimize the further Release of any Hazardous Substances or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Real Property and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Permits
     “Required Consents” is defined in Section 4.3.
     “Resolution Period” is defined in Section 10.4(c).
     “Response Period” is defined in Section 10.4(a).
     “ *** Options” means the Company’s outstanding options *** .
     “SEC” means the U.S. Securities and Exchange Commission.
     “Second Working Capital Valuation” is defined in Section 2.5(b).
     “Securities Act” means the Securities Act of 1933, as amended.

     “Seller Parties” means the Stockholders and the Company.
     “Software Products” means any computer software products, other than Off-the-Shelf-Software, and all computer operating, security or programming software, that is owned by or licensed to any Company Group Member or used, in whole or in part, directly or indirectly, or has been developed or designed for or is in the process of being developed or designed for use, in whole or in part, directly or indirectly, in the conduct of the Business of any nature whatsoever, including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-Business usage (e.g., telephone call processing, etc.), and any and all documentation and object and source codes related thereto.
     “Specifically Applicable Representations” is defined in Section 10.4(f).
     “Stockholders” is defined above in the preamble.
     “Stockholders Accountants” is defined in Section 2.5(b).
     “Stockholders’ Representative” is defined in Section 10.8(a).
     “Subsidiary” means any and all corporations, partnerships, associations, trusts, joint ventures, limited liability companies and other entities with respect to which any Person, directly or indirectly, (i) owns a majority of the outstanding capital stock or (ii) owns securities or other interests having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.
     “System” means any combination of two or more Components.
     “Target Net Working Capital” is defined in Section 2.4.
     “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, in-lieu-of payments, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Return” means any return, declaration, report, claim for refund, or information return, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Termination Date” is defined in Section 3.1.
     “the Company’s knowledge” or “knowledge of the Company” means the actual knowledge, after due inquiry of any fact or matter, or representation or warranty contained in this Agreement, of a group consisting of any director or officer of any

Company Group Member, including *** (the “Knowledge Group”). “Due inquiry” by a director shall be such inquiry that a director would make in the performance of his duties as a director, provided that the foregoing shall not serve to diminish the due inquiry obligation of any director who is also an officer of any Company Group Member.
     “Third Accounting Firm” is defined in Section 2.6(b).
     “TMT” means *** .
     “Total Debt Amount” means, without duplication, (a) all obligations for money borrowed; (b) all obligations evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable; (c) all obligations issued or assumed for deferred purchase price payments associated with acquisitions, divestments or material transactions; (d) all obligations under leases required to be capitalized in accordance with GAAP, as consistently applied, except for leases incurred in the ordinary course of business; (e) all obligations for the reimbursement on any letter of credit, banker’s acceptance, guarantees or similar credit transaction, in each case, that has been claimed against; but excluding in all cases in clauses (a) through (e) accounts payable and incurred in the ordinary course of business. As of December 31, 2005, the Total Debt Amount was $48,971,869.
     “Trade Secrets” means all know-how, trade secrets, customer lists, software, technical information, data, process technology, plans, drawings (including engineering and auto-cad drawings), innovations, designs, ideas, proprietary information and blue prints, owned, used or licensed either directly or indirectly (as licensor or licensee) by any Company Group Member, except for any such item that is generally available to the public.
     “Trademarks” means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks, brand names, certification marks, trade dress, goodwill associated with the foregoing and registrations in any jurisdictions, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application used by any Company Group Member in the operation of the Business.
     “Transaction Documents” means this Agreement, the Non-Competition Agreements, the Consulting Agreements, the Building Purchase Agreement and the Escrow Agreement and all other documents executed in connection herewith.
     “Transaction Expenses” means any and all expenses paid or payable by any Stockholder or any Company Group Member, or for which any Company Group Member is or may become liable, with respect to the Transactions, including all accounting expenses, legal or Tax expenses, finders’ fees, facilitation fees, fees for advisory or other services of any nature or Taxes incurred directly as a result of the completion of the Transactions.
     “Transactions” means the purchase and sale of the Closing Shares at the Closing and the other transactions contemplated by the Transaction Documents.
     “Unliquidated Claim” is defined in Section 10.4(a).
     “Unreasonable Action” shall mean any action by Buyer (including a communication with a Governmental Entity) unless such action is (a) required by Law; (b) reasonably necessary in order to avoid a Legal Proceeding by a Governmental Entity under any Law; (c) reasonably necessary in order to prevent or mitigate a threat to human health or the environment; (d) consistent in nature, scope and magnitude with Buyer’s past practices and is taken in the ordinary course of Buyer’s normal operations (including the performance of capital improvements, operations and maintenance, and reasonable construction and renovation activities); or (e) undertaken in connection with environmental investigation and other due diligence activity (including any Phase I or Phase II Environmental Assessment) by a bona fide prospective purchaser, assignee or sublessee of any Real Property who is not affiliated with Buyer, and which activity is taken in connection with the prospective sale or other transfer of interest in such Real Property by Buyer.
     “U.S.” means the United States of America.
     “Welfare Plan” is defined in Section 4.20(g).
     “***
     “Working Capital Notice” is defined in Section 2.6(a).
2. Purchase and Sale of Closing Shares and Other Payments.
     2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Buyer shall buy from each Stockholder, and each Stockholder shall sell to Buyer, free and clear of all Encumbrances, the Closing Shares owned by such Stockholder as of the Closing Date.
     2.2 Redemption of Preferred Stock; Cancellation of Options. .
          (a) Concurrently with the Closing, the Company shall redeem all outstanding shares of its Preferred Stock for a redemption price per share equal to (i) the Series B Preferred Stock Per Share Stated Value (as defined in that certain Amended and Restated Stockholders’ Agreement, dated as of December 8, 2003, as amended) plus (ii) all accrued but unpaid dividends to the date of redemption (the “Preferred Redemption Payment”), such that the capitalization of the Company as of the Closing Date shall be as set forth in Section 4.4(b) hereof.

          (b) Concurrently with the Closing, the Company shall obtain from those Persons having any option, call, warrant, commitment or other right of any character (including conversion or preemptive rights) (each an “Option”) relating to the acquisition of any issued or unissued capital stock or other securities of any Company Group Member a waiver of such Option or a binding and unconditional statement of non-exercise of such Option (the “Option Waivers”), in writing and irrevocable.
     2.3 Purchase Price.
          (a) The total purchase price for the Closing Shares payable to the Stockholders (the “Purchase Price”) shall be paid to or for the benefit of the Stockholders as the Stockholders shall direct in writing. To the extent that the Stockholders direct that certain amounts shall be paid on behalf of the Company, such amounts shall be treated as capital contributions by the Stockholders to the Company and then a payment by the Company. The Purchase Price shall consist of (i) $116,617,000 (the “Cash Purchase Price”), less (1) such amount as is required to redeem the Preferred Stock and repay the Total Debt Amount, including any interest, any prepayment penalty or premium and any other obligation owing under the terms of any indebtedness for money borrowed by the Company and not repaid at or prior to the Closing), (2) the amount necessary to discharge and terminate all Option Obligations pursuant to the terms of the Outstanding Options (the “Option Payment”), (3) the amount necessary to discharge and terminate all obligations pursuant to the Phantom Stock Plan (the “Phantom Stock Payment”), (4) the amount necessary to discharge and terminate all obligations pursuant to the terms of the Company Employee Bonus Plans (the “Bonus Plan Payments”), (5) the Management Bonuses, (6) the *** Bonus, (7) the Performance Bonus and (8) the Transaction Expenses (the difference being referred to herein as the “Closing Date Shares Purchase Price”), plus or minus, as the case may be, any Adjustment Amount determined in accordance with Section 2.4 hereof.
          (b) Buyer shall pay the Cash Purchase Price at the Closing as follows:
               (i) an amount equal to the Closing Date Shares Purchase Price, less *** (the “Closing Payment”) to the Stockholders in the respective amounts set forth on Schedule 2.3;
               (ii) delivery of *** in cash to the Escrow Agent in accordance with the Escrow Agreement (such cash, together with any investment proceeds thereon, is referred to herein as the “Escrow Funds”); and
               (iii) the remainder of the Cash Purchase Price to allow the Seller Parties to redeem the Preferred Stock and to discharge the Total Debt Amount, the Option Payment, the Phantom Payment, the Bonus Plan Payments, the Management Bonuses, the *** Bonus, the Performance Bonus and the Transaction Expenses.
          (c) The payment of the cash obligations in Section 2.3(b)(i) and 2.3(b)(ii) shall be made by wire transfer of immediately available funds.
     2.4 Closing Date Purchase Price Adjustment.

          (a) On or prior to the Closing Date, the Company shall deliver to Buyer an estimated Closing Date Balance Sheet (the “Estimated Closing Date Balance Sheet”). If the Net Working Capital as reflected on the Estimated Closing Date Balance Sheet (the “Estimated Net Working Capital”) is (i) less than $8,864,474 (the “Target Net Working Capital”), then the Purchase Price shall be reduced by the amount of such difference or (ii) more than the Target Net Working Capital, then the Purchase Price shall be increased by the amount of such difference (in either case, such difference is referred to herein as the “Adjustment Amount”.) No adjustment to the Purchase Price under this Section 2.4(a) shall be made at Closing in the event the Estimated Net Working Capital equals the Target Net Working Capital.
          (b) On or prior to the Closing Date, the Company shall deliver to the Buyer an estimate of the aggregate amount of the Income Tax liabilities of the Company Group Members for all Tax periods beginning on July 1, 2005, and ending on or before the Closing Date, in all cases assuming that there is no deduction for the amount of the *** (together, the “Compensation Payments”) and, further, that any increase in Income Taxes as a result thereof shall reduce such Income Tax liabilities as appropriate (such assumptions, the “Hypothetical Income Tax Assumptions”) (such estimate, the “Estimated Aggregate Income Tax Liability”). The Purchase Price shall be increased or decreased on a dollar-for-dollar basis as follows:
               (i) The Purchase Price shall be increased to the extent *** (that is, the aggregate amount of estimated tax payments, credits, and deposits of the Company Group Members for Income Taxes for all Tax periods beginning on July 1, 2005, and ending on or before the Closing Date, all as set forth on Schedule 2.4) (the “Aggregate Income Tax Paid”) exceeds the Estimated Aggregate Income Tax Liability.
               (ii) The Purchase Price shall be decreased to the extent the Estimated Aggregate Income Tax Liability exceeds the Aggregate Income Tax Paid.
          (c) On or prior to the Closing Date, the Company shall deliver to the Buyer an estimate of the aggregate amount of the Tax liabilities other than Income Tax liabilities of the Company Group Members for all Tax periods beginning on or after July 1, 2005, and ending on or before the Closing Date and an estimate of the aggregate amount of Pre-Closing Tax liabilities other than Income Tax liabilities of the Company Group Members for that portion of all Straddle Periods (as defined in Section 7.5(a)(iii)) through and including the Closing Date as determined under Section 7.5(a)(iii) (the “Estimated Pre-Closing Non-Income Tax Liabilities”). The Purchase Price shall be decreased on a dollar-for-dollar basis by the amount of the Estimated Pre-Closing Non-Income Tax Liabilities.
     2.5 Post-Closing Purchase Price Adjustment.
          (a) The Purchase Price shall be decreased on a dollar-for-dollar basis to the extent that the Net Working Capital (the “Closing Date Net Working Capital”) as set forth on a balance sheet (the “Closing Date Balance Sheet”) prepared as of the

Closing Date (the “Net Working Capital Valuation”), as determined by Buyer’s independent accountants (“Buyer’s Accountants”), shall be less than the lesser of (A) the Target Net Working Capital and (B) the Estimated Net Working Capital; or the Purchase Price shall be increased on a dollar-for-dollar basis to the extent that the Closing Date Net Working Capital, as determined by Buyer’s Accountants, shall be more than the greater of (A) the Target Net Working Capital and (B) the Estimated Net Working Capital. Buyer shall cause Buyer’s Accountants to perform the Net Working Capital Valuation within 30 days after the Closing Date. Within 10 days after the completion of the Net Working Capital Valuation, Buyer shall give the Stockholders’ Representatives notice (the “Working Capital Notice”) of the results of the Net Working Capital Valuation and whether such results provide for any increase or decrease in the Purchase Price. In the event that the Working Capital Notice reflects an increase or decrease in the Purchase Price, then, within 20 days of receipt of the Working Capital Notice, or, in the alternative, within 20 days of the final resolution of any dispute of the Net Working Capital Valuation, the Stockholders shall pay to Buyer an amount equal to the amount by which the Closing Date Net Working Capital is less than the lesser of (A) the Target Net Working Capital and (B) the Estimated Net Working Capital or Buyer shall pay to the Stockholders an amount equal to the amount by which the Closing Date Net Working Capital is more than the greater of (A) the Target Net Working Capital and (B) the Estimated Net Working Capital.
          (b) Subject to this Section 2.5(b), the Net Working Capital Valuation performed by Buyer’s Accountants shall be final, binding and conclusive on the parties hereto. The Stockholders’ Representatives may dispute the Net Working Capital Valuation in the following manner. Within 10 days after the Stockholders’ Representatives receives the Working Capital Notice from Buyer, the Stockholders’ Representatives shall give Buyer notice of any disagreement with the Net Working Capital Valuation (the “Dispute Notice”), and such notice shall specify in detail the nature of the disagreement. During the 20 days after the day on which any Dispute Notice is given, the Stockholders’ Representatives and Buyer shall attempt to resolve such dispute in good faith. If they fail to reach a written agreement regarding the dispute, the Stockholders’ Representatives shall refer the matter to a firm of certified independent accountants (the “Stockholders’ Accountants”) that is different from the firm that initially prepared the Net Working Capital Valuation, and request the Stockholders’ Accountants to also determine the Closing Date Net Working Capital (the “Second Working Capital Valuation”). Buyer shall be entitled to have its independent accountants or other representatives observe the Second Working Capital Valuation. The Stockholders’ Representatives shall give Buyer prompt notice of the results of the Second Working Capital Valuation. If Buyer and the Stockholders’ Representatives are unable to agree upon the Closing Date Net Working Capital, the amounts remaining in dispute shall be submitted to a third independent accounting firm of national reputation mutually agreeable to Buyer and Stockholders’ Representatives for resolution (the “Third Accounting Firm”), which firm shall, within 30 days after such submission, determine and report to Buyer and Stockholders’ Representatives upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the Parties hereto. The fees and disbursements of the Third Accounting Firm shall be allocated among Buyer and the Stockholders so that Stockholders’ share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted to the Third Accounting Firm that is unsuccessfully disputed by Stockholders’ Representatives (as finally determined by the Third Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted to the Third Accounting Firm. Stockholders shall pay the fees portion of the fees and expenses of the Third Accounting Firm for which they are responsible, as well as the fees and expenses of Stockholders’ Accountants, in connection with this Section 2.5(b). The resolution procedure set forth in this Section 2.5(b), including the standard for paying costs, is referred to as the “Dispute Resolution Procedure.”
          (c) Any rights accruing to any Party under this Section 2.5 shall be in addition to and independent of the rights to indemnification under Section 10 and any payments made to any Party under this Section 2.5 shall not be subject to the requirements of Section 10.
2.6 Additional Post-Closing Purchase Price Adjustments.
          (a) On or prior to 90 calendar days after the delivery of the Tax schedules, documents, and information to Stockholders as set forth in Section 7.5(c), the Stockholders shall deliver to Buyer the aggregate amount of Income Tax liabilities of the Company Group Members for all Tax periods beginning on July 1, 2005, and ending on or before the Closing Date, in all cases calculated using the Hypothetical Income Tax Assumptions (the “Final Aggregate Income Tax Liability”) and the amount of the “Income Tax Benefits” (as defined in Section 2.6(b) below). The Purchase Price shall be increased or decreased on a dollar-for-dollar basis as follows;
               (i) The Purchase Price shall be increased to the extent the Estimated Aggregate Income Tax Liability exceeds the Final Aggregate Income Tax Liability; or
               (ii) The Purchase Price shall be decreased to the extent the Final Aggregate Income Tax Liability exceeds the Estimated Aggregate Income Tax Liability.
Stockholders’ calculation of the Final Aggregate Income Tax Liability shall be final, binding, and conclusive on the Parties hereto unless the Buyer disputes such calculation in accordance with Section 2.6(d).
          (b) The Purchase Price shall also be decreased on a dollar-for-dollar basis to the extent that Income Tax benefits (“Income Tax Benefits”) do not equal or exceed *** as a result of the deduction for the amount of the Compensation Payments. Income Tax Benefits for this purpose shall be equal to (i) the amount of Current Income Tax Benefits plus (ii) the amount of Future Income Tax Benefits. Current Income Tax Benefits shall be equal to the difference between (x) the aggregate amount of Income Tax liabilities of the Company Group Members for all Tax periods ending on or before the Closing Date as set forth on Schedule 2.6(b), in all cases calculated using the Hypothetical Income Tax Assumptions AND (y) the aggregate amount of actual Income

Tax liabilities of the Company Group Members for all Tax periods ending on or before the Closing Date as set forth on Schedule 2.6(b) (that is, the amount of the Compensation Payments are deductible as contemplated herein and any net operating or other loss is carried back to the full extent as permitted by Tax Law). Future Income Tax Benefits shall be equal to the net operating or other loss or other Income Tax attribute (if any) after carry back as described above as a result of deducting such Compensation Payments multiplied by the sum of (x) the highest marginal federal (i.e., 35%) plus (y) the highest marginal applicable state and local Income Tax rate in effect in each Company Group Member’s fiscal Tax year beginning July 1, 2005 (for state or local Income Tax purposes, any net operating or other loss carry forward shall be computed using the apportionment factors for each applicable Company Group Member’s fiscal Tax year the Compensation Payments were deducted and the Income Tax rates shall be reduced by multiplying such applicable state and local Income Tax rates by 65%). Stockholders’ calculation of the Income Tax Benefits shall be final, binding, and conclusive on the Parties hereto unless the Buyer disputes such calculation in accordance with Section 2.6(d).
          (c) On or prior to 90 calendar days after the delivery of the Tax schedules, documents, and information to Stockholders as set forth in Section 7.5(c), the Stockholders shall deliver to Buyer the aggregate amount of Tax liabilities other than Income Tax liabilities of the Company Group Members for all Tax periods beginning on July 1, 2005, and ending on or before the Closing Date and the aggregate amount of Pre-Closing Tax liabilities other than Income Tax liabilities of the Company Group Members for that portion of all Straddle Periods through and including the Closing Date as determined under Section 7.5(a)(iii) (the “Final Pre-Closing Non-Income Tax Liabilities”). The Purchase Price shall be increased or decreased on a dollar-for-dollar basis as follows:
               (i) The Purchase Price shall be increased to the extent the Estimated Pre-Closing Non-Income Tax Liabilities exceeds the Final Pre-Closing Non-Income Tax Liabilities; or
               (ii) The Purchase Price shall be decreased to the extent the Final Pre-Closing Non-Income Tax Liabilities exceeds the Estimated Pre-Closing Non-Income Tax Liabilities.
Stockholders’ calculation of the Final Pre-Closing Non-Income Tax Liabilities shall be final, binding, and conclusive on the Parties hereto unless the Buyer disputes such calculation in accordance with Section 2.6(d).
          (d) Within 15 days after Buyer receives the calculation of Final Aggregate Income Tax Liability, the Income Tax Benefits, the Final Pre-Closing Non-Income Tax Liabilities, Recomputed Aggregate Income Tax Liability, and/or Recomputed Income Tax Benefits, Buyer shall give Stockholders notice of any disagreement with the Final Aggregate Income Tax Liability, the Income Tax Benefits, Final Pre-Closing Non-Income Tax Liabilities, Recomputed Aggregate Income Tax Liability, and/or Recomputed Income Tax Benefits, and such notice shall specify in detail the nature of the disagreement. Any such dispute shall then be resolved in a manner using procedures similar to those set forth in Section 2.5(b).
          (e) Any increase or decrease in Purchase Price pursuant to this Section 2.6 shall be paid by or refunded to the Stockholders within 20 days of the later of the delivery of such calculation to Buyer or final resolution of any dispute over such calculation.
     2.7 Additional Post-Closing Purchase Price Adjustments for Income Tax Audits. If the Internal Revenue Service or other state or local Income Tax authority audits any Income Tax Return of any Company Group Member for any Income Tax period ending on or before the Closing Date, then within 20 days after receipt of the adjustments as finally determined or agreed to (i.e., after such audit and any subsequent Tax Proceedings (as defined in Section 7.5(b) are completed and final), the Stockholders shall recompute the Final Aggregate Income Tax Liability (“Recomputed Aggregate Income Tax Liability”) and the Income Tax Benefits (“Recomputed Income Tax Benefits”) taking into account any adjustments as finally determined or agreed to provided that Buyer materially complies with its obligations set forth in Section 7.5. If the Recomputed Aggregate Income Tax Liability is different from the Final Aggregate Income Tax Liability, then:
               (i) The Buyer shall pay the Stockholders the difference between the Final Aggregate Income Tax Liability less the Recomputed Income Tax Liability; or
               (ii) The Stockholders shall pay the Buyer the difference between the Recomputed Aggregate Income Tax Liability less the Final Aggregate Income Tax Liability, provided that Buyer materially complies with its obligations set forth in Section 7.5.
Stockholders shall pay Buyer to the extent Recomputed Income Tax Benefits do not equal or exceed the difference between (x) *** less (y) any purchase price adjustment pursuant to Section 2.6(b) plus any prior amounts paid pursuant to this paragraph, provided that Buyer materially complies with its obligations set forth in Section 7.5. This Section 2.7 continues to apply until all of the applicable statute of limitations for assessing Income Taxes against any Company Group Member for all Income Tax periods ending on or before the Closing Date have expired. If after one payment is made under this Section 2.7, there are one or more subsequent Income Tax audits, payments due hereunder shall be adjusted by all prior payments made under this Section 2.7. Stockholders’ calculation(s) of the Recomputed Aggregate Income Tax Liability and the Recomputed Income Tax Benefits shall be final, binding, and conclusive on the Parties hereto unless the Buyer disputes such calculation in accordance with Section 2.6(d). Any payment due hereunder shall be paid within 20 days after final determination.
3. Closing.

     3.1 Location, Date. The closing for the Transactions (the “Closing”) shall be held at the offices of Foley & Lardner LLP in Milwaukee, Wisconsin at 10:00 a.m. (local time) as promptly as practicable (and in any event within three Business Days) after the date on which there has been a satisfaction or waiver of the conditions to the consummation of the Transactions set forth in Sections 8 and 9, but in any event not later than May 1, 2006, (the “Termination Date”), or at such other time, place or date as the Parties may agree. The date on which the Closing occurs is referred to herein as the “Closing Date.” All of the actions to be taken and documents to be executed and delivered at the Closing (under this Agreement and including the Transaction Agreements) shall be deemed to be taken, executed and delivered simultaneously, and no such action, execution or delivery shall be effective until all are complete, except as specifically provided herein. The Closing shall be deemed to be effective as of the Effective Time.
     3.2 Deliveries. At the Closing, subject to the terms and conditions contained herein, the Parties shall take the respective actions specified below:
          (a) Buyer shall pay the Closing Payment to the Stockholders and the Escrow Funds to the Escrow Agent in accordance with Section 2.3;
          (b) the Stockholders shall deliver to Buyer the original stock certificates representing the Closing Shares, duly endorsed for transfer to Buyer or with separate stock transfer powers attached thereto and signed in blank;
          (c) the Parties shall deliver, or cause to be delivered, to each other executed counterparts of the Non-Competition Agreements, the Consulting Agreements, the Building Purchase Agreement, the Escrow Agreement and each of the other Transaction Documents;
          (d) the Company shall deliver to Buyer a payoff letter or payoff letters, in form and substance reasonably satisfactory to Buyer, executed by each financial institution to which any Company Group Member is obligated with respect to any portion of the Total Debt Amount, together with original UCC termination statements and other lien releases terminating all Encumbrances securing such amounts, and on behalf of the Company Group Members, Buyer shall pay all such amounts on the Closing Date;
          (e) the Company shall deliver to Buyer an Option Waiver, duly executed and delivered by each holder of any Outstanding Options who received the required payment therefor on or prior to the Closing Date, the Company shall deliver to Buyer an officer’s certificate certifying that the Option Payment has been made to such holders, and such certificate shall be deemed a representation of the Seller Parties for the purposes of Section 10, and on behalf of the Stockholders the Buyer shall pay an amount equal to the Option Payment to the Company;
          (f) the Bonus Plan Payments shall have been paid by the Company, the Executive Loan shall have been repaid to the Company and all employment agreements for any employee of any Company Group Member shall have been terminated and the Company shall deliver to Buyer an officer’s certificate to such effect, and such certificate shall be deemed a representation of the Seller Parties for the purposes of Section 10, and on behalf of the Stockholders the Buyer shall pay an amount equal to the Bonus Plan Payments to the Company;
          (g) the Seller Parties shall deliver to Buyer an officer’s certificate certifying that (i) the Phantom Stock Payment and the Performance Bonus have been paid in full, (ii) the Management Bonuses and *** Bonuses have been paid in full, (iii) the Derivative has been unwound and (iv) the Preferred Stock has been fully redeemed and the capitalization of the Company is as set forth on Schedule 4.4(b), and such certificate shall be deemed a representation of the Seller Parties for the purposes of Section 10, and on behalf of the Stockholders the Buyer shall pay an amount equal to the Phantom Stock Payment, the Performance Bonus, the Management Bonuses, the *** Bonus and the Preferred Redemption Payment to the Company;
          (h) the Seller Parties shall deliver to Buyer an officer’s certificate representing the total amount of all Transaction Expenses, and the Persons to whom such amounts are owed, and on behalf of the Seller Parties or any Company Group Member, as the case may be, Buyer shall pay such amounts to such Persons, and such certificate shall be deemed a representation of the Seller Parties for the purposes of Section 10;
          (i) each Stockholder and the Company shall deliver to Buyer a certificate to the effect set forth in Sections 9.1 and 9.2, and such certificate shall be deemed a representation of the Seller Parties for the purposes of Section 10;
          (j) Buyer shall deliver to the Stockholders a certificate of an executive officer of Buyer to the effect set forth in Sections 8.1 and 8.2, and such certificate shall be deemed a representation of Buyer for the purposes of Section 10;
          (k) the Seller Parties shall deliver to Buyer an opinion of Foley & Lardner LLP, counsel to the Seller Parties, in substantially the form of Exhibit F;
          (l) the Seller Parties shall deliver to Buyer the Required Consents (or, in lieu thereof, waivers) and all approvals and actions of, filings with and notices to any Governmental Entity as necessary to permit the Seller Parties to perform their obligations under this Agreement, to enable Buyer to operate the Business as it was operated on the date hereof and to consummate the Transactions, and each such Required Consent, approval, filing or notice (A) shall be in form and substance reasonably satisfactory to Buyer, (B) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (C) shall be in full force and effect;
          (m) the Seller Parties shall deliver resignations from each of the members of the Board of Directors (and each committee thereof) and the officers (in their capacity as officers) of each Company Group Member;
          (n) the Seller Parties shall deliver the original minute books, stock books, stock ledgers and the corporate seal of each Company Group Member; and

          (o) the Parties shall deliver to each other the respective agreements and other documents and instruments, as well as good standing certificates, certified resolutions, cross receipts and such other items as may be reasonably requested.
     3.3 Default at Closing. Notwithstanding anything herein to the contrary, if any Stockholder shall fail or refuse to deliver any of the Closing Shares in breach of its obligations hereunder, Buyer may refuse to complete the transactions contemplated hereby and thereby terminate all of its obligations hereunder. Each Stockholder acknowledges that the Closing Shares are unique and otherwise not available and agrees that in addition to any other remedies, Buyer may invoke any remedies available under applicable Law to enforce delivery of such shares hereunder.
4. Representations and Warranties of Seller Parties.
     As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, the Seller Parties hereby represent and warrant to Buyer, as of the date hereof and also at and as of the Closing Date as though then made (except to the extent such representations and warranties speak as of a particular date, in which case such representations and warranties shall be made only as of such particular date) as follows:
     4.1 Corporate Status. Each Company Group Member (except for Tomah Products Properties LLC) is a corporation duly organized, validly existing and in Good Standing under the Laws of the jurisdiction in which it was incorporated and is qualified to do business as a foreign corporation in each jurisdiction where it is required to be qualified except where the failure of any Company to be so qualified would not be material to such Company Group Member. Tomah Products Properties LLC is a limited liability company duly organized, validly existing and in Good Standing under the Laws of the State of Wisconsin and is not qualified to do business in any jurisdiction other than the State of Wisconsin. The Charter Documents of each Company Group Member have been delivered to Buyer, and such Charter Documents are effective as of the date hereof under applicable Laws and are current, correct and complete.
     4.2 Authorization. Each Company Group Member has the requisite power and authority to own such Company Group Member’s Assets and to carry on such Company Group Member’s portion of the Business. Each Seller Party has the requisite power and authority to execute and deliver the Transaction Documents to which it is or will be a party, and perform the Transactions performed or to be performed by such Seller Party. Such execution, delivery and performance by each Seller Party has been duly authorized by all necessary corporate or other action, including, where necessary, approval by the stockholders or members of each such Seller Party. Each Transaction Document executed and delivered by any Seller Party has been duly executed and delivered by such Seller Party and constitutes a valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms.
     4.3 Consent and Approvals. Except as specified in Schedule 4.3 (collectively the “Required Consents”) and with respect to the HSR Act, neither the execution and delivery by any Seller Party of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by any Seller Party, require any filing, consent, notice, registration, renegotiation or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which any Stockholder or any Company Group Member is subject, (b) the Charter Documents of any Stockholder or any Company Group Member or (c) any Contract or Governmental Permit to which any Stockholder or any Company Group Member is a party or by which the material properties or other material Assets of any Stockholder or Company Group Member may be bound.
     4.4 Capitalization and Stock Ownership.
          (a) As of the date of this Agreement, the total authorized capital stock of the Company consists of: (i) 1,854,000 shares of common stock, consisting of (A) 618,000 shares of Series A Common Stock, $.001 par value per share, of which 492,358 shares are issued and outstanding on the date hereof, and (B) 1,236,000 share of Series B Common Stock, $.001 par value per share, of which 984,716 shares are issued and outstanding on the date hereof, and (ii) 1000 shares of Series B Preferred Stock, $.001 par value per share, of which 1000 shares are issued and outstanding on the date hereof (all such outstanding shares of Preferred Stock are referred to herein as the “Preferred Stock”). Except as set forth on Schedule 4.4 hereto, there are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of the Company.
          (b) Schedule 4.4 sets forth the name of each holder of any option, warrant or other right to purchase any capital stock or other securities of the Company (the “Outstanding Options”), including the *** Options, as well as the number of shares subject to purchase pursuant to any Outstanding Options, the date of grant and the exercise price therefor. Upon payment of the amounts set forth on the Closing Statement with respect to Outstanding Options, all Outstanding Options will have been terminated in accordance with the terms of the governing Contract, and the Company shall have no further obligation of any nature in connection therewith. Schedule 4.4 sets forth all awards or grants made under the Phantom Stock Plan. Upon payment of the amounts set forth on the Closing Statement with respect to the Phantom Stock Plan, all obligations under the Phantom Stock Plan will have been terminated in accordance with the terms of the Phantom Stock Plan and any other governing document, and the Company shall have no further obligation of any nature in connection therewith.
          (c) As of the Closing, the total authorized capital stock of the Company will consist of: (i) 1,854,000 shares of common stock, consisting of (A) 618,000 shares of Series A Common Stock, $.001 par value per share, of which 492,358 shares will be issued and outstanding, and (B) 1,236,000 share of Series B Common Stock, $.001 par value per share, of which 984,716 shares will be issued and outstanding (all such outstanding shares of Common Stock are referred to herein as the “Closing Shares”), and (ii) 1000 shares of Series B Preferred Stock, none of which will be issued and outstanding on the Closing Date. Except as set forth on Schedule 4.4 hereto, as of the Closing Date, there will be no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of the Company.
          (d) All of the Closing Shares are duly and validly authorized and issued and are fully paid and non-assessable. The Stockholders are the record and beneficial owners of all of the Closing Shares in the respective amounts specified on Schedule 4.4. The Company has complied with all applicable Laws in connection with the issuance of the Closing Shares, and none of the Closing Shares was issued in violation of any Contract binding upon the Company. There is no Contract among or between the Company and the Stockholders, or any of them, relating to the Closing Shares, including any restriction affecting transfer or voting rights or any other incidents of record or beneficial ownership. Upon completion of the Transactions at the Closing, Buyer will receive valid title to all of the Closing Shares, free and clear of all Encumbrances. At the time of such receipt, all of the Closing Shares shall be freely transferrable except as limited by any applicable securities Law.
     4.5 Financial Statements. Attached as Schedule 4.5 are correct and complete copies of audited consolidated financial statements for the Business at June 30, 2003, 2004, and 2005 and the related statements of income and cash flows for the years then ended. The Company has also delivered to Buyer an unaudited consolidated balance sheet as of February 28, 2006, and the related statements of income and cash flows for the eight months then ended. All such financial statements are referred to herein collectively as the “Financial Statements.” The Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not have the necessary footnotes and adjustments typically made at fiscal year-end and which are consistent with past practice have not been made) and are consistent in all material respects with the books and records of the Company Group Members. The balance sheets included in the Financial Statements present accurately the financial position of the Company Group Members as of the dates thereof. The profit and loss statements included in the Financial Statements present accurately the results of the operations of the Business for the periods indicated thereon, and reflect all costs that historically have been incurred by the Business. The balance sheet of the Company Group Members as of February 28, 2006 that is included in the Financial Statements is referred to herein as the “Balance Sheet,” and the date thereof is referred to as the “Balance Sheet Date.”
     4.6 Title to Assets and Related Matters. Each Company Group Member has good title to, valid leasehold interests in or valid licenses to use, all of its Assets, free from any Encumbrances except those specified in Schedule 4.6 and Permitted Encumbrances. The use of such Assets is not subject to any Encumbrances (other than those specified in the preceding sentence). All tangible personal property (other than Inventory) owned by any Company Group Member is suitable for the purposes for which such Assets are used, is structurally sound and in good working condition, reasonable wear and tear and defects which, individually or in the aggregate, do not interfere with the use thereof excepted, and is free from any latent or patent defects. The Assets constitute all of the Assets required for, or material to, the continued operation of the Business by Buyer as operated by the Company Group Members during the past 12 months. The Assets, taken as a whole, constitute all the assets relating to or used or held for use in connection with the Business during the past 12 months (except for such Assets that have been acquired, sold or disposed of in the ordinary course of the Company’s business consistent with past practice. There are no Assets used in the operation of the Business that are owned by any Person other than a Company Group Member that are not licensed or leased to a Company Group Member under valid, current license arrangements or leases.
     4.7 Real Property. Schedule 4.7 lists all real estate used in the operation of the Business as well as any other real estate owned or leased by any Company Group Member, and the improvements (including buildings and other structures) located on such real estate (collectively, the “Real Property”), and lists any leases under which any such Real Property is possessed (the “Real Estate Leases”). Each Company Group Member has good and marketable title, subject to Permitted Encumbrances, to all of its Real Property. All Real Property owned by any Company Group Member is suitable for the purpose for which it is used, is structurally sound and in good working condition, reasonable wear and tear and defects which, individually or in the aggregate, do not interfere with the use thereof excepted, and such use does not encroach on the property or rights of anyone else. Except as set forth on Schedule 4.7, no Company Group Member or any Affiliate thereof has any ownership interest in any real property used in the Business. Schedule 4.7 also accurately describes any other real estate previously owned, leased or otherwise operated by any Company Group Member or any predecessor thereof and the time periods of any such ownership, lease or operation. All of the Real Property (a) is usable in the ordinary course of business and is in good operating condition and repair, reasonable wear and tear and defects which, individually or in the aggregate, do not interfere with the use thereof excepted and (b) conforms, in all material respects, with any applicable Laws relating to its construction, use and operation. The Real Property complies with applicable zoning Laws. Each Company Group Member, or, to the Company’s knowledge, the landlord of any Real Property leased by any Company Group Member, has obtained all licenses and rights-of-way from Governmental Entities or private parties that are necessary to ensure vehicular and pedestrian ingress and egress to and from the Real Property. Each Real Estate Lease is in full force and effect and, except as set forth on Schedule 4.7, has not been assigned, modified, supplemented or amended and, to the Company’ knowledge, neither landlord nor tenant under any such lease is in Default under any such lease, and no circumstance or set of facts exist which, with the giving of notice or passage of time, or both, would permit landlord or tenant to terminate any such lease.
     4.8 Certain Personal Property. Schedule 4.8 is a list of all fixed Assets of each Company Group Member having a carrying value of at least $10,000. Except as specified in Schedule 4.8, since the Balance Sheet Date, no Company Group Member has acquired any items of tangible personal property that have a carrying value in excess of $10,000. All of such personal property included in Schedule 4.8 is, and any such personal property acquired after the date hereof in accordance with Section 6.1 will be, usable in the ordinary course of business, and conforms and will conform with any applicable Laws relating to its construction, use and operation. Except for those items subject to the Non-Real Estate Leases, no Person other than the Company Group

Members owns any vehicles, equipment or other tangible assets located on the Real Property that have been used in the Business or that are necessary for the operation of the Business.
     4.9 Non-Real Estate Leases. Schedule 4.9 lists all assets and property used in the Business (other than Real Property and Intellectual Property) that are possessed by the Company Group Members under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers, except for any lease under which the aggregate annual payments are less than $15,000 (each, an “Immaterial Lease”). Schedule 4.9 also lists the leases under which such assets and property listed in Schedule 4.9 are possessed. All of such leases (excluding Immaterial Leases) are referred to herein as the “Non-Real Estate Leases.”
     4.10 Accounts Receivable. The Accounts Receivable (net of any reserve shown on the Balance Sheet) of the Company Group Members are bona fide Accounts Receivable created in the ordinary course of business. To the Company’s knowledge, all of the Accounts Receivable are collectible within 90 days from the respective dates of sale. Except as set forth on Schedule 4.10, there are no setoffs, counterclaims or disputes asserted or conditions precedent to payment therefor with respect to any such Accounts Receivable, and no setoff, counterclaim, dispute, discount or allowance from any such Accounts Receivable has been made or agreed to. The Company Group Members know of no facts or circumstances (other than general economic conditions) that are likely to result in any material increase in the uncollectability of such Accounts Receivable.
     4.11 Inventory. Except as described in Schedule 4.11, all Inventory (net of any reserve shown on the Balance Sheet) consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet. Such Inventory is recorded in the Financial Statements in accordance with GAAP at the lower of average cost or market value. Schedule 4.11 also specifies that portion of the Inventory that consists of reworked items. The quantities of each class of Inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances and consistent with historical amounts of the Company Group Members.
     4.12 Liabilities. The Company Group Members have no Liabilities, other than (a) Liabilities specified in Schedule 4.12, (b) Liabilities adequately reflected and reserved against in the Balance Sheet (except as heretofore paid or discharged), (c) current Liabilities incurred in the ordinary course since the Balance Sheet Date, or (d) executory Liabilities under any Contracts that are specifically disclosed in Schedule 4.16 (or not required to be disclosed because of the term or amount involved) that were not required under GAAP to have been specifically disclosed or reserved for on the Balance Sheet.
     4.13 Taxes. Except as set forth in Schedule 4.13: (i) each of the Company Group Members has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by any of the Company Group Members (as shown on any Tax Return) have been paid. None of the Company Group Members currently is the beneficiary of any extension of time within which to file any Tax Return. With regards to tax periods beginning on or after July 1, 2000 but before the date hereof, no claim has been made by a Governmental Entity in a jurisdiction where any of the Company Group Members does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.; (ii) each Company Group Member has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. There is no dispute or claim concerning any Tax Liability of any of the Company Group Members either (A) claimed or raised by any Governmental Entity in writing or (B) to the knowledge of the Company based upon personal contact with any agent of such Governmental Entity. Schedule 4.13 lists all Tax Returns filed with respect to any of the Company Group Members for taxable periods ended on or after June 30, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller Parties have delivered to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company Group Members since June 30, 2000; (iv) except as shown on Schedule 4.13, none of the Company Group Members has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. None of the Company Group Members has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). None of the Company Group Members has taken any position on its federal income Tax Returns nor has any Company Group Member conducted its Tax affairs in a manner that could give rise to an accuracy-related penalty on underpayments within the meaning of Code §6662. None of the Company Group Members has had a reportable transaction understatement that could give rise to an accuracy-related penalty on underpayments within the meaning of Code §6662A. None of the Company Group Members is a party with any other Company Group Member to any Income Tax allocation or sharing agreement. None of the Company Group Members (A) has been a member of an affiliated group (as defined by Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any Liability for the Taxes of any Person (other than any of the Company Group Members) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (vi) the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the June 30, 2005 balance sheet (rather than in any notes thereto) was fairly stated in accordance with GAAP and the unpaid Taxes of the Company Group Members do not exceed that reserve as adjusted for the passage of time through the date hereof in accordance with the past custom and practice of the Company Group Members in filing their Tax Returns; (vii) none of the Company Group Members will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code §481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) a material prepaid amount received on or prior to the Closing Date.
     4.14 Subsidiaries. Except for the Existing Subsidiaries, no Company Group Member owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity. There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of any Existing Subsidiary, nor does any Company Group Member have any Contract to acquire any equity securities or other securities of or interest in any Person or any direct or indirect equity or ownership interest in any other business except as set forth on Schedule 4.14. Except as set forth on Schedule 4.14, all of the outstanding capital stock of each Existing Subsidiary has been duly and validly authorized and issued and is fully paid and non-assessable. The Company is the record owner of all of the outstanding capital stock of each Existing Subsidiary in the respective amounts specified on Schedule 4.14. Each such Existing Subsidiary has complied with all applicable Laws in connection with the issuance of shares of its capital stock, and no such shares were issued in violation of any Contract binding upon any Company Group Member. Except as set forth on Schedule 4.14, the outstanding capital stock of each Existing Subsidiary is owned by the Company free and clear of all Encumbrances. There is no Contract relating to the capital stock of any Existing Subsidiary, including any restriction affecting transfer or voting rights or other incidents of record or beneficial ownership pertaining to any of such capital stock.
     4.15 Legal Proceedings and Compliance with Law.
          (a) Except as set forth in Schedule 4.15(a), (i) there is no Legal Proceeding that is pending or, to the Company’s knowledge, threatened against any Company Group Member; (ii) there has been no Default under any Laws, including Environmental Laws, applicable to the Business and no Company Group Member has received any notice from any Governmental Entity regarding any alleged Defaults applicable to any Company Group Member under any Laws; and (iii) there has been no Default with respect to any Court Order applicable to any Company Group Member.
          (b) Except as set forth on Schedule 4.15(b):
               (i) Each Company Group Member is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law; and no Stockholders or Company Group Member has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened Order, notice or other communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Real Property or Assets, of any actual or potential violation of or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental

Liabilities with respect to any of the Real Property or any other properties or Assets in which any Company Group Member has had an interest, or with respect to any property or Real Property at or to which Hazardous Substances were generated, manufactured, refined, transferred, imported, used or processed by any Company Group Member or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Substances have been transported, treated, stored, handled, transferred, disposed, recycled, or received; and
               (ii) The Company has delivered or made available to Buyer complete copies of all final written reports, studies or assessments in the possession or control of the Company Group Members, any Affiliate or any agents thereof that relate to any environmental condition on the Real Property. Schedule 4.15(b) identifies any other final reports, studies or assessments that relate to any environmental condition on the Real Property of which any Seller Party has knowledge.
     4.16 Contracts.
          (a) Schedule 4.16 lists all Contracts of the following types to which any Company Group Member is a party or by which it is bound, except for Minor Contracts:
               (i) Contracts with any present or former stockholder, director, officer, employee, partner or consultant of such Company Group Member or any Affiliate thereof;
               (ii) Contracts for the future purchase of, or payment for, supplies or products, or for the lease of any real or personal property from or the performance of services by a third party, in excess of $50,000 in any individual case, or any Contracts for the sale of products that involve an amount in excess of $50,000 with respect to any one supplier or other party;
               (iii) Contracts to sell or supply products or to perform services that involve an amount in excess of $50,000 in any individual case;
               (iv) Contracts to lease to or to operate for any other party any real or personal property that involve an amount in excess of $50,000 in any individual case;
               (v) Any license, franchise, distributorship, sales agency or other arrangements, including those that relate in whole or in part to any technical information, software technical assistance or other know-how used in the past 24 months;
               (vi) Any notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, stockholders or Affiliates of the Company Group Members or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;
               (vii) Contracts for any capital expenditure or leasehold improvements with a Contract value in excess of $50,000;
               (viii) Any Contracts under which any Encumbrances other than Permitted Encumbrances exist; and
               (ix) Any Contract (other than Minor Contracts and those described in any of (i) through (viii) above) not made in the ordinary course of business.
          (b) Each Company Group Member has delivered to Buyer complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth on Schedule 4.16.
     (c) The Contracts listed in Schedule 4.16 and the Minor Contracts excluded from Schedule 4.16 based on the term or amount thereof are referred to herein as the “Company Group Member Contracts.” No Company Group Member is in Default under any Company Group Member Contract (including any Real Estate Leases and Non-Real Estate Leases), which Default or Defaults could result in a Liability on the part of such Company Group Member in excess of $10,000 in any individual case or $25,000 in the aggregate. No Company Group Member has received any communication from, and has not given any communication to, any other party indicating that such Company Group Member or such other party, as the case may be, is in Default under any Company Group Member Contract. To the Company’s knowledge, (i) none of the other parties to any Company Group Member Contract is in material Default thereunder, and (ii) each Company Group Member Contract is enforceable against any other parties thereto in accordance with terms thereof.
     4.17 Insurance. Schedule 4.17 lists all policies or binders of insurance held by or on behalf of each Company Group Member, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder. There is no material Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. There is no notice of non-renewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by Company Group Member. Schedule 4.17 includes information with respect to the insurance coverage that each Company Group Member has had in place throughout the past ten years.
4.18 Intellectual Property,
          (a) Contracts.

               (i) Schedule 4.18(a)-1 contains a complete and accurate list and summary description, including any royalties paid or received by each Company Group Member, of all Contracts relating to the Intellectual Property to which any Company Group Member is a party or by which any Company Group Member is bound, except for any license implied by the sale of a product and perpetual, paid-up royalty free and transferable license rights for “off-the-shelf” third party application software that any Company Group Member licenses for use in the Business, in any individual case, under a license with a maximum payment obligation on the part of Company Group Member of less than $10,000 (“Off-the-Shelf Software”). There are no outstanding and no threatened disputes or disagreements with respect to any such Contract. Except specifically set forth on Schedule 4.18(a)-2, no current or former employee of any Company Group Member and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any right to royalties or other compensation, in any of the Intellectual Property, or in any application therefor.
               (ii) All employees and consultants of each Company Group Member who are involved in the design or development of the Intellectual Property have executed a non-disclosure and assignment of inventions agreement (a “Confidentiality Agreement”).
               (iii) Except as specified on Schedule 4.18(a)-2, none of the employees or consultants of any Company Group Member is subject to any contractual or legal restrictions that might interfere with the use of his or her best efforts to promote the interests of the Business. To the Company’s knowledge, no employee of any Company Group Member has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than the Company Group Members.
               (iv) To the Company’s knowledge, no employee or consultant of any Company Group Member (a) has used any other Persons’ Trade Secrets or other information that is confidential in the course of his or her work or, (b) is, or is currently expected to be, in material Default under any term of any employment contract, agreement or arrangement relating to the Intellectual Property, or any Confidentiality Agreement or any other Contract or any restrictive covenant relating to the Intellectual Property, or the development or exploitation thereof.
          (b) Know-How Necessary for the Business.
               (i) Except as described on Schedule 4.18(b), the Company Group Members are the owner or have a right to use each item of the Intellectual Property.
               (ii) Except as set forth in Schedule 4.18(b), all current or former employees of the Company Group Members who are or were involved in the design or development of the Intellectual Property have executed written Contracts with the Company Group Members that assign to the Company Group Members all rights to any inventions, improvements, discoveries, or information made during or derived from their relationship to the Company Group Members.
          (c) Patents.
               (i) Schedule 4.18(c) contains a complete and accurate list and summary description of all Patents in which the Company Group Members have an ownership interest. The Company Group Members own all right, title and interest in and to each of the Patents except for those Patents identified as being co-owned, and as to those co-owned Patents the rights and obligations of the co-owners with respect to such Patents are set forth in Schedule 4.18(c). To the Company’s knowledge, there are no recorded or unrecorded Encumbrances with respect to any Patent.
               (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date which have not already been paid or responded to by Company Group Members.
               (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Company’s knowledge, there is no potentially interfering patent or patent application of any third party and no third party is infringing any Patent.
               (iv) No challenge to any Patent is pending and, to the Company’s knowledge, no such challenge has been threatened. To the Company’s knowledge, none of the products manufactured and sold, nor any process or know-how used by any Company Group Member, infringes or is alleged to infringe any patent or other proprietary right of any other Person.
               (v) To the knowledge of the Company, no third party is infringing or is alleged to be infringing any of the Patents.
               (vi) The Company Group Members have used reasonable best efforts to assure that all products made, used or sold under the Patents have been marked with the proper patent notice.
          (d) Trademarks.
               (i) Schedule 4.18(d) contains a complete and accurate list and summary description of all Trademarks in which any Company Group Member has an ownership interest. The Company Group Members are the owners of all right, title and interest in and to each of the Trademarks. To the Company’s knowledge, neither such Trademark, nor the ownership thereof, is subject to any claim of any third party.
               (ii) All Trademarks that have been registered with the USPTO and any foreign Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration applications), and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date which have not already been paid or responded to by Company Group Member.
               (iii) No Trademark has been or is now involved in any opposition, invalidation or cancellation and, to the knowledge of the Company, no such action has been threatened with respect to any of the Trademarks. To the Company’s knowledge, there is no potentially interfering or infringing trademark or trademark application of any third party.
               (iv) No challenge to any Trademark is pending or, the the Company’s knowledge, threatened in any way.. To the knowledge of the Company, none of the Trademarks used by any Company Group Member infringes, or is alleged to infringe, any trade name, trademark, or service mark of any third party.
               (v) To the knowledge of the Company, no third party is infringing or misusing or is alleged to be infringing or misusing any of the Trademarks.
               (vi) The Company Group Members have used reasonable best efforts to assure that all products and materials containing a registered or unregistered Trademark bear the proper notice where and as permitted or required by law.
          (e) Copyrights.
               (i) Schedule 4.18(e) contains a complete and accurate list and summary description of all registered Copyrights in which any Company Group Member has an ownership interest. The Company Group Members are the owner of all right, title and interest in and to each of the registered Copyrights, free and clear of any Encumbrances.
               (ii) All of the Copyrights that have been registered and are currently in compliance with formal legal requirements, to the Company’s knowledge, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the date of Closing.
               (iii) To the Company’s knowledge, no Copyright is infringed or has been challenged or threatened in any way. To the Company’s knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright or any third party or is a derivative work based on the work of at third party.
               (iv) The Company has made reasonable efforts to mark all works encompassed by the registered Copyrights with the proper copyright notice.
          (f) Trade Secrets.
               (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

               (ii) Each Company Group Member has taken all reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets.
               (iii) Each Company Group Member owns and has the right to use its Trade Secrets. To the Company’s knowledge, the Trade Secrets are not part of the public knowledge or literature and have not been used, divulged, or appropriated either for the benefit of any Person (other than Company Group Member) or to the detriment of the Business. To the Company’s knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.
          (g) Software.
               (i) Schedule 4.18(g)(i) contains a complete and accurate list of all material Software Products and Databases (except Off-the-Shelf Software) that are used by any Company Group Member for which such Company Group Member is the licensee or lessee or the right to use which any Company Group Member has otherwise obtained (“Licensed Software”). Schedule 4.18(g)(i) also sets forth a list of all license fees, rents, royalties or other charges that any Company Group Member is required or obligated to pay with respect to Licensed Software. Prior to the date of this Agreement, the Seller Parties have delivered to Buyer true and complete copies of all Contracts under which the Company Group Members have the right to use any such Licensed Software. The Company Group Members are in compliance with all provisions of any Contract pursuant to which any Company Group Member has the right to use the Licensed Software.
               (ii) Schedule 4.18(g)(ii) contains a list or description of all Software Products and Databases developed or owned by any Company Group Member and which are used in the Business. Such software and Licensed Software (collectively, the “Company Software”), constitutes all material Software Products developed or owned by any Company Group Member and which are used in the Business. The consummation of the Transactions contemplated by this Agreement will not cause a material Default under any Contract relating to the Company Software or impair in a material way the ability of any Company Group Member or the Buyer to use the Company Software in the same manner as such Company Software is currently used or intended to be used by any Company Group Member. To the knowledge of the Company, no Company Group Member is infringing, misappropriating or diluting any intellectual property rights of any other Person with respect to the Company Software, and, to the knowledge of the Company, no other Person is infringing or misappropriating any Intellectual Property rights of any Company Group Member with respect to the Company Software.
     4.19 Employee Relations. Schedule 4.19 sets forth a true and complete list of the names, job title, base salaries and date of employment of all employees of each Company Group Member involved in the operation of the Business (the “Employees”). Except as set forth on Schedule 4.19, each Company Group Member: (i) is in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, including the Worker Adjustment and Retraining Notification Act

of 1988, as amended; (ii) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any material arrears of wages or any material Taxes or any material penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees. There are no material pending or, to the knowledge of the Company, threatened or reasonably anticipated claims or actions against any Company Group Member under any worker’s compensation policy or long-term disability policy. Except as set forth in Schedule 4.19, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints. No Company Group Member has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Schedule 4.19, no Company Group Member is presently, nor has it been in the past ten (10) years, a party to, or bound by, any collective bargaining agreement or union contract with respect to any Employees and no collective bargaining agreement is being negotiated by any Company Group Member. No consent of any union (or similar group or organization) is required in connection with the consummation of the transactions contemplated hereby. There are no pending, or, to the knowledge of the Company, threatened (a) union representation petitions respecting the Employees, (b) efforts being made to organize any of the Employees, or (c) strikes, slow downs, work stoppages, or lockouts or threats affecting the Employees.
     4.20 ERISA.
          (a) Schedule 4.20 contains a complete list of all Benefit Plans that are sponsored or maintained by any Company Group Member or ERISA Affiliate or under which any Company Group Member is obligated (each, a “Company Benefit Plan”). The Company Group Members have delivered to Buyer (i) accurate and complete copies of all Company Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summaries of material modification, trust agreements, summary annual reports and insurance policies or contracts, (ii) accurate and complete detailed summaries of all unwritten Company Benefit Plans and any funding arrangements therefor, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Company Benefit Plans for which financial statements or actuarial reports are required or have been prepared, and (iv) accurate and complete copies of all annual reports for all Company Benefit Plans (for which annual reports are required) prepared within the last three years and all other filings required by ERISA or the Code. Each Company Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word “insured” placed by the listing of the Benefit Plan in Schedule 4.20.
          (b) All Company Benefit Plans conform (and at all times have conformed), and are being administered and operated (and have at all time been administered and operated) in compliance with, the requirements of ERISA, the Code and all other applicable Laws, including without limitation the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996. All material returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Company Benefit Plans have been timely filed or delivered. There have not been any “prohibited transactions,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Company Benefit Plans and any Company Group Member officer, director or employee, or to the knowledge of the Company, involving any other party, that could subject any Company Group Member to any material penalty or tax imposed under the Code or ERISA.
          (c) Except as is set forth in Schedule 4.20, any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified (or is a prototype plan subject to an opinion letter that may be relied on) or an application for such determination is pending. Any such determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, the Company Group Members have no reason to suspect that such application for determination will be denied. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any such Company Benefit Plan.
          (d) No Company Group Member now sponsors or has ever sponsored any defined benefit plan subject to Title IV of ERISA or has ever contributed to any multiemployer plan (as defined in Section 3(37) of ERISA), nor does any Company Group Member have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). No Company Group Member has any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than in accordance with the terms of the Company Benefit Plans.
          (e) There are no pending or, to the knowledge of the Company, any threatened claims by or on behalf of any Company Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any such Benefit Plans, alleging any breach of fiduciary duty on the part of any Company Group Member or any of its officers, directors or employees under ERISA or any other applicable Law, relating to the Company Benefit Plans, nor is there, to the knowledge of the Company, any basis for such claim. The Company Benefit Plans are not the subject of any pending (or to the knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service or the Department of Labor.
          (f) Each Company Group Member and ERISA Affiliate has timely made all required contributions under the Company Benefit Plans.
          (g) With respect to any Company Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a “Welfare Plan”)

and except as specified in Schedule 4.20, (i) each Welfare Plan for which contributions are claimed by any Company Group Member as deductions under any provision of the Code complies with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all Welfare Plans may be amended or terminated by the Buyer at any time on or after the Closing Date. Except as specified in Schedule 4.20, no Company Benefit Plan provides any health, life or other welfare coverage to employees of Company Group Member beyond termination of their employment with any Company Group Member by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage or conversion provisions of the Laws of any state or locality.
          (h) Except as otherwise set forth on Schedule 4.20, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment to be made by an Affiliate of any Company Group Member (including severance, unemployment compensation, golden parachute (as defined in Code Section 280G or otherwise)) becoming due to any employee or former employee, officer or director, or (ii) increase or vest any benefits payable under any Benefit Plan.
          (i) Except as otherwise set forth on Schedule 4.20, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, officer or director of Company Group Member who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an “excess parachute payment” (as such term is defined in Section 280(b)(1) of the Code).
     4.21 Corporate Records. The books of account, minute books, stock record books and other records of each Company Group Member, all of which have been made available to Buyer, contain complete, correct and current copies of its Charter Documents and of all minutes of formal meetings, resolutions and other proceedings of its stockholders, Board of Directors and committees of such Board of Directors, and have been maintained in the ordinary course of business, and in accordance with sound business practices, and no formal meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those original books and records will be in the possession of the Company Group Members.
     4.22 Absence of Certain Changes. Except as set forth on Schedule 4.22 or as contemplated by this Agreement, the Business has been conducted in the ordinary course since January 1, 2005, and there has not been with respect to any Company Group Member any of the items specified below since January 1, 2005:
          (a) any change that has had or is reasonably likely to have a Material Adverse Effect;
          (b) any distribution or payment declared or made in respect of its capital stock by way of dividends, purchase or redemption of shares or otherwise;
          (c) any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement;
          (d) any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;
          (e) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;
          (f) any damage, destruction or loss, whether or not covered by insurance, (A) materially and adversely affecting the Assets or the operations, assets, properties or prospects of the Business or (B) of any item or items carried on its books of account individually or in the aggregate at more than $100,000, or any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct the Business;
          (g) receipt of notice or actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or could reasonably be expected to adversely affect the Assets, the Business or the transactions contemplated by this Agreement or any other Transaction Document;
          (h) capital expenditures or capital additions in excess of an aggregate of $500,000, or the lease of capital equipment or property under which the annual lease charges exceed $500,000 in the aggregate;
          (i) any payments to any Affiliate of a Company Group Member, other than wages and reimbursements in accordance with past practices and except as specified in Schedule 4.22.
     4.23 Previous Sales; Warranties. No Company Group Member has breached any express or implied warranties in connection with the sale or distribution of goods or the performance of services, except for breaches that, individually and in the aggregate, are not material and are consistent with past practice of the Business.
     4.24 Customers and Suppliers. Each Company Group Member has used reasonable business efforts to maintain, and currently maintains, adequate working relationships with each of the customers and suppliers of the Business. Schedule 4.24 specifies for each of the two fiscal years ending June 30, 2004 and 2005, and for the 6-month period ending December 31, 2006, the names of the respective customers that were, in the aggregate, the 20 largest customers in terms of dollar value of products or services, or both, sold by the Business. Except as specified on Schedule 4.24, none of such customers has given any Company Group Member written (or, to the knowledge of the Company, oral) notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with such Company Group Member. Schedule 4.24 also specifies for each year of the three years ending December 31, 2003, 2004 and 2005, the names of the respective suppliers that were, in the aggregate, the 20 largest suppliers in terms of dollar value of products or services, or both, used by each Company Group Member. None of such suppliers has given any Company Group Member written (or, to the knowledge of the Company, oral) notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with such Company Group Member.
     4.25 Operation of the Business. Except as described on Schedule 4.25, (a) the Business has been conducted only through the Company Group Members and not through any other divisions or any direct or indirect Subsidiary or Affiliate of any Company Group Member, and (b) no part of such Business has been operated by any Person other than the Company Group Members. To the knowledge of the Company, no Stockholder who is also an officer of the Company or a member of the Knowledge Group engages, directly or indirectly, in any business activities that are competitive with the Business.
     4.26 Finder’s Fees. No Seller Party or Company Group Member is, nor will be, responsible or subject to a claim for any commission or finder’s or similar fee in connection with the Transactions.
     4.27 Accuracy of Information. No representation or warranty by any Seller Party in this Agreement or in the Disclosure Schedule or in any Transaction Document and no information contained therein or otherwise delivered by or on behalf of any Seller Party to Buyer in connection with the Transactions, including any Closing Certificate, the Financial Statements, Disclosure Schedule and Exhibits hereto, (i) contains any untrue statement of a material fact as specifically stated or (ii) to the Knowledge of the Company, omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.
5. Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Seller Parties as of the date hereof and also at and as of the Closing Date as though then made (except to the extent such representations and warranties speak as of a particular date, in which case such representations and warranties shall be made only as of such particular date) as follows:
     5.1 Organizational Status. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and is qualified to do business in any jurisdiction where it is required to be so qualified.

     5.2 Authorization. Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by Buyer has been duly authorized by all necessary corporate action. Each Transaction Document executed and delivered by Buyer has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to Customary Qualifications.
     5.3 Consents and Approvals. Except for compliance with the HSR Act, neither the execution and delivery by Buyer of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by Buyer, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which Buyer is subject, (b) the Charter Documents or bylaws of Buyer or (c) any Contract, Governmental Permit or other document to which Buyer is a party or by which the material properties or other material assets of Buyer may be bound.
     5.4 Investment Intent. The Closing Shares are being acquired by Buyer for investment only and not with the view to resale or other distribution. Buyer acknowledges that such securities have not been registered under the Securities Act or any applicable state securities (or “blue sky”) Laws and, therefore, cannot be resold unless so registered or exempted from such registration. Buyer has sufficient knowledge and experience in financial and business matters that it is capable of evaluating the economic risks of investment in the Closing Shares. Buyer is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated by the SEC.
     5.5 No Financing. Neither the Closing nor Buyer’s obligations hereunder are subject to any contingency respecting financing and Buyer has readily available funds or availability on its existing credit facilities to consummate the Transactions and satisfy its obligations hereunder.
     5.6 Finder’s Fees. No Person retained by Buyer is or will be entitled to any commission or finder’s or similar fee in connection with the Transactions.
6. Covenants of Seller Parties.
     6.1 Conduct of the Business. Except as may be approved in writing by an authorized officer of Buyer, including any President or Vice President, or as expressly contemplated by this Agreement, between the date hereof and the Closing:
          (a) the Company shall, and shall cause each other Company Group Member to, operate the Business only in the ordinary course and, to the extent consistent with such operation, use its commercially reasonable efforts to (i) preserve the current organization of the Business intact, (ii) keep available the services of the Employees, (iii) continue normal purchasing, rental, leasing, financing, marketing, advertising, promotional and maintenance expenditures and (iv) preserve any significant beneficial business relationships with all Persons having business dealings with any Company Group Member with respect to the Business;
          (b) the Company shall, and shall cause each other Company Group Member to, use its commercially reasonable efforts consistent with past practice to maintain (i) its Assets in good operating condition and repair, subject to normal wear and tear and (ii) all insurance covering its Business and its Employees and Assets in full force and effect until the Closing Date comparable in amount, scope, and coverage to that in effect on the date of this Agreement;
          (c) the Company shall, and shall cause each other Company Group Member to, use its commercially reasonable efforts consistent with past practice to (i) comply in all material respects with all applicable Laws, (ii) perform all of its obligations under this Agreement or any other Transaction Document to which any Company Group Member is or will be a party without Default, (iii) not Default on any of its other Liabilities, except where payment of any such Liability is being contested in good faith by appropriate proceedings and where appropriate reserves have been established therefor, and (iv) maintain all of its books and records in the ordinary course;
          (d) the Company shall, and shall cause each other Company Group Member to, use its commercially reasonable efforts consistent with past practice to comply in all material respects with all its obligations under any Contract to which it is a party;
          (e) the Company shall not, and shall not permit any of the other Company Group Members to, sell, rent, lease or otherwise dispose of any part of the Business or its Assets with an aggregate value of greater than $25,000, except for any such sale, rental, lease or other disposition in the ordinary course;
          (f) the Company shall not, and shall not permit any of the other Company Group Members to, create or suffer to exist any new Encumbrance or defect of title on any of its Assets with a value in excess of $10,000;
          (g) the Company shall not, and shall not permit any other Company Group Member to, issue any note, bond or other debt security, or create, assume or incur any indebtedness for borrowed money or capitalized lease obligations except for borrowings under the Company’s existing credit facilities in the ordinary course of business or as contemplated in order for the Company to comply with its obligations under Section 3.2 and, with respect to the Company Employee Bonus Plans, 7.8(b)(ii);
          (h) the Company shall not, and shall not permit any of the other Company Group Members to, modify, terminate (before the expiration thereof) or renew any Contract or dispose of any right of value accruing to it with respect to the Business, except in the ordinary course;
          (i) the Company shall not, and shall not permit any of the other Company Group Member to, take any other action which could reasonably be expected to have a Material Adverse Effect;

          (j) the Company shall not, and shall not permit any of the other Company Group Members to, merge with or into or consolidate with any Person other than Buyer;
          (k) the Company shall not, and shall not permit any of the other Company Group Members to, issue and sell, or agree to issue and sell, any of its or their equity securities, or securities convertible into or exercisable for equity securities except as provided in Section 2.2;
          (l) no Stockholder shall sell or offer for sale any shares of the Company’s capital stock that such Stockholder currently own, or create any Encumbrance thereon;
          (m) the Company shall not, and shall not permit any of the other Company Group Members to, redeem any capital stock or make any distributions or other payments to or transactions with any stockholders of the Company or any of the other Company Group Members, except as provided in Sections 2.2 and 2.3 hereof;
          (n) the Company shall not, and shall not permit any Company Group Members to: (i) make any material modification or adjustment to the compensation of any Employee; (ii) grant any severance or termination pay to any Employee except pursuant to written agreements outstanding, or policies existing on the date hereof and as previously disclosed in writing or made available to Buyer, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof; (iii) adopt or amend any Benefit Plan, or take any action which would result in increased liabilities under any Benefit Plan, or enter into any employment agreement or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with Employees who are terminable “at will”); (iv) pay any special bonus or special remuneration to any Employee; or (v) increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its Employees except, in each case, as may be required by Law; and
          (o) the Company shall not, and shall not permit any of the other Company Group Members to, agree or commit to do any of the foregoing.
     6.2 Access to Information. The Company shall, and shall cause each other Company Group Member to, give to Buyer and its counsel, accountants and other representatives access during the Company’s normal business hours upon reasonable prior notice to the premises of its Business and its personnel, furnish to Buyer and such representatives all such additional documents, financial and Tax information and information with respect to the Business as Buyer may from time to time reasonably request and use its commercially reasonable efforts to cause its accountants to permit Buyer to examine the records and working papers pertaining to their audits and other reviews of its financial statements with respect to the Business or any of its Assets. The Company further shall permit Buyer and its representatives to have the opportunity, within ten (10) days after the date of this Agreement, to conduct such customer due diligence as Buyer shall deem necessary and appropriate, including visits to or other communications with customers and suppliers of the Business, such visits to be made only upon prior notice to the Company and only with the participation of Company management. The Company and the Stockholders acknowledge that no investigation by Buyer or its representatives shall affect or limit the scope of the Company’s representations and warranties herein or limit the liability of the Stockholders hereunder for any breach of such representations and warranties.
     6.3 No Solicitation. From and after the date hereof and up to and including the Termination Date, without the prior written consent of Buyer, no Seller Party shall, and the Company shall cause each Company Group Member not to, authorize or permit any Company Group Member, or any representative thereof, to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. If any Company Group Member receives any such inquiries, offers or proposals it shall (a) notify Buyer orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the Person making it), within 24 hours of the receipt thereof and (b) keep Buyer informed of the status and details of any such inquiry, offer or proposal. As used herein, “Acquisition Proposal” means a proposal or offer (other than pursuant to this Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, any Company Group Member.
     6.4 Related Parties. Each Stockholder shall use his or its reasonable best efforts to cause the Company Group Members and any other Affiliate to take any action or refrain from taking any action, in each case as may be necessary to carry out the Transactions.
     6.5 Updates. Between the date hereof and the Closing Date, the Seller Parties shall promptly disclose to Buyer in writing (a) any information set forth in the Disclosure Schedules delivered by Seller Parties that is no longer complete, true or applicable, (b) any event or development that occurs, or information that becomes known, that, had it existed or been known on the date hereof, would have been required to be disclosed by Seller Parties under this Agreement, (c) any information of the nature of that set forth in the Disclosure Schedules delivered by the Seller Parties that arises after the date hereof and that would have been required to be included in the Disclosure Schedules delivered by the Seller Parties if such information had been obtained on the date of delivery thereof, and (d) any information that gives any Seller Party any reason to believe that any of the conditions set forth in Section 8 or 9 will not be satisfied prior to the Termination Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of the Seller Parties or the Schedules hereto for the purposes of this Agreement (including Section 10), unless Buyer shall have consented thereto in writing.

7. Mutual Covenants.
     7.1 Fulfillment of Closing Conditions. At and prior to the Closing, each Party shall use commercially reasonable efforts to fulfill, and to cause each other to fulfill the conditions specified in Sections 8 and 9 to the extent that the fulfillment of such conditions is within its or his control. In connection with the foregoing, each Party will (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to in Sections 8 and 9, (c) comply with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the Transactions, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, including any Required Consents, and (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.
     7.2 Consents. The Seller Parties and Buyer shall each cooperate, and use commercially reasonable efforts, in as timely a manner as is reasonably practicable, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties necessary to consummate the Transactions. Each of the Parties shall furnish to the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the foregoing and shall provide the other parties with copies of all filings made by such Party with any Governmental Entity or any other information supplied by such Party to a Governmental Entity in connection with this Agreement.
     7.3 HSR Filing.
          (a) Without limiting the generality of Section 7.2, but subject to this Section 7.3(a), to the extent such filings have not been completed prior to the execution of this Agreement, the Seller Parties and Buyer shall each (i) take promptly all actions necessary to make the filings required of such Party or any of its Affiliates under the HSR Act, including making the initial filings within three Business Days after the date hereof, (ii) use commercially reasonable efforts to comply with any request for additional information or documentary material received by such Party or any of its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (iii) cooperate with the other Parties in connection with any filing of the Company under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general; provided, however, Buyer will have no obligation to make any divestiture of tangible or intangible assets or business operations or agree to any other obligations, commitments or covenants in order to secure the expiration or termination of the HSR waiting period or otherwise gain the approval of the Federal Trade Commission or the Department of Justice, as the case may be.
          (b) Each Party shall promptly inform the other Parties of any material communication received by such Party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity regarding any of the Transactions. Each Party shall advise the other Parties promptly of any understandings, undertakings or agreements that such Party proposes to make or enter into with the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity in connection with the Transactions.
     7.4 Public Announcements. The Parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable Law, none of the Parties nor any other party shall issue any such press release or make any such public statement without the prior written consent of the other Parties; provided, however, that the Stockholders’ Representative is authorized to give such consent on behalf of the Stockholders.
     7.5 Tax Matters.
          (a) Tax Returns.
               (i) Income Tax Returns for Tax Periods Ending On or Before the Closing Date. Within 90 calendar days of receiving the Tax schedules, documents, and information as provided in Section 7.5(c), the Stockholders shall prepare or cause to be prepared all Tax Returns, including all amended Tax Returns and Tax refund claims carrying back any net operating or other loss, with respect to income and/or state franchise tax based on net income (“Income Tax Returns”) of the Company Group Members for all periods ending on or prior to the Closing Date which are filed after the Closing Date in a manner consistent with the Company Group Members’ past practices and consistent with the Closing Date Net Working Capital as agreed to by the parties or as finally determined pursuant to Section 2.5(b). The Stockholders shall permit the Company and/or the Buyer to review and comment on each such Income Tax Return prior to filing, and shall make such revisions to such Tax Returns as are reasonably requested by the Company and/or the Buyer. Buyer shall cause each Company Group Member to timely file and pay all Taxes due on such Tax Returns directly to the applicable taxing authority on or prior to their due date (or extended due date if a valid extension is timely filed).
               (ii) Non-Income Tax Returns for Tax Periods Ending On or Before the Closing Date. The Company and/or the Buyer shall prepare or cause to be prepared all Tax Returns (except for Income Tax Returns) of the Company Group Members for all periods ending on or prior to the Closing Date which are filed after the Closing Date in a manner consistent with the Company Group Members’ past practices and consistent with the Closing Date Net Working Capital as agreed to by the parties or as finally determined pursuant to Section 2.5(b). The Company and/or the Buyer shall permit the Stockholders to review and comment on each such Tax Return by providing such Tax Returns to Stockholders within 30 days after filing. Stockholders shall review and comment on such Tax Returns within 30 days of receipt. Buyer shall file an amended Tax Return making such revisions to such Tax Returns as are reasonably requested by the Stockholders. Buyer shall cause each Company Group Member to timely file and pay all Taxes directly to the applicable taxing authority on or prior to their due date (or extended due date if a valid extension is timely filed).
               (iii) Tax Returns for Tax Periods Beginning Before and Ending After the Closing Date. The Company and/or the Buyer shall prepare or cause to be prepared all Tax Returns of the Company Group Members for Tax periods that begin before the Closing Date and end after the Closing Date (“Straddle Period”). The Company and/or the Buyer shall permit the Stockholders to review and comment on each such Tax Return by providing such Tax Returns to Stockholders within 30 days after filing. Stockholders shall review and comment on such Tax Returns within 30 days of receipt. Buyer shall file an amended Tax Return making such revisions to such Tax Returns as are reasonably requested by the Stockholders. For purposes of this Section 7.5(a)(iii), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date (“Pre-Closing Taxes”) shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date using the “closing of the books” method consistent with the Company Group Members’ past practices closing the books at the end of a fiscal year and in a manner consistent with the Closing Date Net Working Capital as agreed to by the parties or as finally determined pursuant to Section 2.5(b). Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the Company Group Members’ past practices. Buyer shall cause each Company Group Member to timely file and pay all Taxes due on such Tax Returns directly to the applicable taxing authority on or prior to their due date (or extended due date if a valid extension is timely filed).
               (iv) Elections and Changes. In preparing the Tax Returns referenced in this Section 7.5(a), none of Buyer or any Buyer Affiliate, Stockholders, or any Company Group Member shall make or cause to be made any material Tax election or change any material income Tax accounting method or period without giving prior written notice to and receiving the prior written consent of the other Parties, which such consent shall not be unreasonably withheld; provided, however, such prior written consent shall not be required if and to the extent such change or election (A) is required by Law and no other reasonable method exists to comply with such Law or (B) will not materially increase the amount of Taxes that would be owing for periods covered by such

Tax Return, with such materiality determined prior to such election or change. None of Buyer or any Buyer Affiliate, Stockholders, or any Company Group Member shall make any election under Code Section 338 (or any corresponding or equivalent election under state, local, foreign, or other Tax Laws), engage in any transaction, or otherwise treat the purchase and sale of the Company Stock as a sale of assets for Income Tax purposes.
               (v) Amended Tax Returns. Except for such amended Income Tax Returns and Income Tax refund claims as contemplated to be filed pursuant to Section 7.5(a)(i), Buyer shall not, and shall not permit any Company Group Member to, (i) amend any Tax Return, amended Tax Return, or Tax refund claim filed by or with respect to any Company Group Member for a taxable period which Stockholders may be liable for the payment of any portion of the Taxes shown as due on such Tax Return pursuant to Section 7.5, without the express written consent of the Stockholders, which such consent shall not be unreasonably withheld, or (ii) initiate any voluntary audit by a Tax authority for a taxable period which Stockholders may be liable for the payment of any portion of the Taxes shown as due on such Tax Return pursuant to Section 7.5, without the express written consent of the Stockholders, which such consent shall not be unreasonably withheld.
               (vi) Consolidated Income Tax Returns. Buyer shall cause each Company Group Member to join, and/or become a member or includable corporation of, its affiliated group commencing on the first day after the Closing Date and shall include each Company Group Member in Buyer’s consolidated or combined Income Tax Returns for the period which includes such date (thereby causing each Company Group Member’s fiscal year beginning July 1, 2005 to end on the Closing Date for Income Tax purposes).
          (b) Audits. Buyer shall cause the Company Group Members to notify promptly Stockholders in writing upon receipt by a Company Group Member or any of its Affiliates of notice of any pending or threatened Tax audits or assessments that may affect the Tax liabilities of Company and for which Stockholders may be liable under Section 2.7 or 10.1.2. Stockholders shall have the sole right to represent a Company Group Member’s interests in any Tax matter, including without limitation any audit, appeal, hearing, and/or administrative or other proceeding, all judicial proceedings, the determination to extent, toll, or waive the statute of limitations, or the filing of any amended return, that involves a Tax liability or potential Tax liability for which Stockholders may be liable under Section 2.7 or 10.1.2 unless such Tax liability or potential Tax liability is subject to the Deductible Amount and is reasonably expected to be less than the Deductible Amount (after taking into consideration all other items subject to the Deductible Amount) (a “Tax Proceeding”), and to employ counsel of their choice at their expense. Buyer shall, and Buyer shall cause each Company Group Member to, cooperate fully with Stockholders and its counsel in the defense or compromise of any Tax Matter, including providing Stockholders or Stockholders’ attorneys, accountants, employees, or agents the necessary power of attorney or other authorization to represent the Company Group Member. The Buyer, together with counsel and other professional experts of its choosing and expense may participate in the prosecution or defense of any such Tax Proceeding. Stockholders, with their counsel and other professional experts of their choosing and expense, may participate in the prosecution or defense of any Tax

Proceeding that is reasonably expected to be less than the Deductible Amount, provided, however, that Buyer shall be primarily responsible for such proceeding. The settlement or compromise of any Tax liability for which Stockholders may be liable under Section 2.7 or 10.1.2 (whether or not subject to the Deductible Amount) shall be subject to approval by all of the Parties, which such approval shall not be unreasonably withheld.
          (c) Cooperation on Tax Matters.
               (i) Buyer, the Stockholders, and the Company Group Members shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and/or filing of Tax Returns pursuant to this Section 7.5 and any audit, appeal, hearing, litigation, or other proceeding with respect to Taxes. Buyer shall prepare or cause to be prepared and provide or cause to be provided to the Stockholders Tax schedules, documents, and information consistent with each Company Group Members’ past practices as Stockholders shall request for Stockholders’ use in preparing any Income Tax Return as set forth in Section 7.5(a)(i). Such Tax schedules, documents, and information shall be completed and provided to Stockholders after, but within 30 calendar days after, determination of the Closing Date Net Working Capital. Such cooperation shall also include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees, officers, and advisors available on a mutually convenient and reasonable basis to provide additional information and explanation of any material provided hereunder. Each of the Company Group Members and Buyer agree (A) to retain all books and records with respect to Tax matters pertinent to the Stockholders and ownership of the Company Group Members relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, the Stockholders, or the Company Group Members, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other parties reasonable written notice prior to transferring to a third party, destroying or discarding any such books and records and, if requested, the Buyer and/or each Company Group Member shall allow the Stockholders to copy such books and records that are to be transferred or take possession of such books and records that would otherwise be destroyed or discarded.
               (ii) Buyer, the Stockholders, and the Company Group Members further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any person, Governmental Entity or authority as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated hereby).
          (d) Certain Taxes. All transfer, documentary, stamp, registration and other such Taxes and fees (including, without limitation, any penalties and interest) incurred in connection with this Agreement (including, without limitation, any Transfer Tax), shall be paid by the Company and/or Buyer when due, and the Company and/or Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, stamp, registration and other Taxes and fees, and, if required by applicable law, the Stockholders will, and will cause their respective affiliates, if any, to join in the execution of any such Tax Returns and other documentation.
          (e) Refunds. Except for Income Tax Refunds (including any interest thereon) received by a Company Group Member as a result of the deduction of the amount of the Compensation Payments, all refunds or credits of Taxes (including any interest thereon) received by or credited to a Company Group Member attributable to periods ending on or prior to the Closing Date or to that portion of all Straddle Periods through and including the Closing Date as determined under Section 7.5(a)(iii) (collectively, “Stockholders’ Refunds”) shall be for the benefit of Stockholders, and Buyer shall, and Buyer shall cause each Company Group Member to, use commercially reasonable efforts to obtain any Stockholders’ Refunds and shall pay over to Stockholders any Stockholders’ Refunds within five business days of receipt thereof within the Tax Department of Buyer. In addition, if the Pre-Closing Taxes other than Income Taxes with respect to a Straddle Period of a Company Group Member are less than the payments previously made by or credited to a Company Group Member with respect to such Straddle Period on or before the Closing Date, then Buyer shall cause such Company Group Member to pay to Stockholders the excess of such previous payments over such Pre-Closing Taxes upon such Company Group Member receiving the benefit of such excess payments either through a refund of such excess payments and/or through a reduction in any Tax payment that otherwise would be required to be made by such Company Group Member after the Closing Date.
          (f) Tax Information. Within 90 calendar days of receiving the Tax schedules, documents, and information as provided in Section 7.5(c), the Stockholders shall prepare or cause to be prepared a schedule setting forth the following information with respect to each of the Company Group Members (or, in the case of clause (B) below, with respect to each of the Existing Subsidiaries) as of the Closing Date (or as of June 30, 2005 for States where the Company Group Members’ tax year does not end on the Closing Date): (A) the basis of each Company Group Member in its assets; (B) the basis of the stockholder(s) of each Existing Subsidiary in its stock (or the amount of any Excess Loss Account as defined in Treasury Regulation §1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law)); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to each Company Group Member; and (D) the amount of any deferred gain or loss allocable to each Company Group Member arising out of any deferred inter-company transaction (as defined in Treasury Regulation §1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax Law)).
     7.6 Expenses. Except as otherwise provided herein, the Parties shall each pay all of their respective legal, accounting and other expenses incurred by such Party in connection with the Transactions.
     7.7 Employees.

     (a) Employees
          (i) Buyer may identify *** (the “Excluded Employees”) or positions that the Company will terminate, at Buyer’s expense, prior to the Closing.
          (ii) Effective as of the Closing, Buyer or its Affiliates shall employ (where employment continues by operation of Law) each Employee other than those Excluded Employees. Each Employee who continues in employment with the Buyer by operation of Law shall be referred to herein as a “Transferring Employee.”
          (iii) Buyer will undertake not to terminate any Transferring Employees for reasons other than cause during the first six months after Closing.
          (iv) Any Transferring Employee terminated within one year of Closing for reasons other than cause will be paid by Buyer a severance amount (i) in the case of Non-Exempt Employees, ***.
          (v) Buyer shall have the right to administer a standard drug test to each Employee. Any such Employee who fails to take or pass such drug test shall be terminated by the Company prior to the Closing at the expense of the Stockholders and shall not be employed by Buyer or its Affiliates, and such Employee shall not be a “Transferring Employee” for all purposes of this Agreement.
          (vi) Upon the Closing, each Transferring Employee, shall receive a base salary or hourly wage at least equal to his or her base salary or hourly wage in effect immediately prior to the Closing and shall receive such other benefits and remuneration as generally provided by Buyer or its Affiliates to their newly hired employees in similar job classifications in the same geographic area.
     (b) Benefits
     (i) Service Credit and Group Health Plan Expenses. Buyer will treat all service of the Transferring Employees earned while employed by the Company prior to the Closing as service with Buyer for purposes of waiting periods under those Benefit Plans of Buyer made available to the Transferring Employees and for any other purpose required by applicable Law. Any group health plan of Buyer in which a Transferring Employee or his or her dependents participate shall not recognize for purposes of calculating any deductible, co-pay or out of pocket maximum thereunder the covered expenses that such Transferred Employee and such Employee’s dependents incurred during 2006 in the group health plan of the same type with the Company prior to the Closing.
     (ii) Buyer and its affiliates will not recognize service of the Transferring Employees earned while employed by Company prior to the Closing Date as service with Buyer and its affiliates in its retirement or severance plans.

     (iii) Company shall terminate all of its existing Benefit Plans prior to the Closing, including the Company Employee Bonus Plans, and shall pay out all amounts due and owing under the Company Employee Bonus Plans prior to the Closing.
     (c) Vacation. Buyer shall credit service of each Transferring Employee earned while employed by Company prior to the Closing as service with Buyer for purposes of determining each such Transferring Employee’s vacation entitlement as of January 1, 2006 and thereafter minus any vacation already taken in calendar year 2006.
     (d) No Third Party Beneficiaries. Nothing contained herein, expressed or implied, is intended to confer upon any Employee any benefits under any Benefit Plans, including severance benefits or the right to employment or continued employment with Buyer or any Affiliate of Buyer for any period by reason of this Agreement. In addition, the provisions of this Agreement, including in particular this Section 7.8, are for the sole benefit of the parties and their respective Affiliates and are not for the benefit of any third parties.
8. Conditions Precedent to Obligations of Seller Parties. All obligations of the Seller Parties to consummate the Transactions are subject to the satisfaction (or waiver by all Seller Parties) prior thereto of each of the following conditions:
     8.1 Representations and Warranties. The representations and warranties made by the Buyer in Section 5 that are not qualified by materiality or a Material Adverse Effect requirement shall be true and correct in all material respects and the representations and warranties that are qualified by materiality or a Material Adverse Effect requirement shall be true and correct, in each case on the date hereof and also at and as of the Closing Date (except to the extent such representations and warranties speak as of a particular date), with the same force and effect as if made on and as of the Closing Date.
     8.2 Agreements, Conditions and Covenants. Buyer shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.
     8.3 Legal Matters. There shall not be (i) any Law or Court Order in effect that has the effect of making the purchase and sale of the Closing Shares illegal or otherwise prohibiting the consummation of such purchase and sale or (ii) any action, suit, proceeding or investigation (A) instituted or threatened to restrain, prohibit or invalidate the purchase and sale of the Closing Shares by any Governmental Authority of competent jurisdiction, or (B) instituted to restrain, prohibit or invalidate such purchase and sale by any other third party (which has a reasonable likelihood of so restraining, prohibiting or invalidating the consummation of such purchase and sale); excluding, in each case, any such action, suit, proceeding or investigation, which is in effect or is instituted as a result of a Seller Party’s actions (other than a Court Order binding on the Parties prohibiting the consummation of such purchase and sale).

     8.4 Consents. Each of the Required Consents shall have been obtained and shall be in full force and effect.
     8.5 Governmental Approvals. The waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated.
     8.6 Other Documents and Actions. Buyer shall have delivered each of the other documents, and taken each of the other actions, required by Section 3.2 hereof.
9. Conditions Precedent to Obligations of Buyer. All obligations of Buyer to consummate the Transactions are subject to the satisfaction (or waiver by Buyer) prior thereto of each of the following conditions:
     9.1 Representations and Warranties. The representations and warranties made by the Seller Parties in Section 4 that are not qualified by materiality or a Material Adverse Effect requirement shall be true and correct in all material respects and the representations and warranties that are qualified by materiality or a Material Adverse Effect requirement shall be true and correct, in each case on the date hereof and also at and as of the Closing Date (except to the extent such representations and warranties speak as of a particular date), with the same force and effect as if made on and as of the Closing Date; provided, however, that for purposes of this Section 9.1, all updates to the Disclosure Schedule made after the date of this Agreement shall be disregarded (except to the extent Buyer shall have consented thereto in writing pursuant to Section 6.5).
     9.2 Agreements, Conditions and Covenants. The Seller Parties shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with or by them on or before the Closing Date.
     9.3 Legal Matters. There shall not be (i) any Law or Court Order in effect that has the effect of making the purchase and sale of the Closing Shares illegal or otherwise prohibiting the consummation of such purchase and sale or (ii) any action, suit, proceeding or investigation (A) instituted or threatened to restrain, prohibit or invalidate the purchase and sale of the Closing Shares by or with any Governmental Authority of competent jurisdiction, or (B) instituted to restrain, prohibit or invalidate such purchase and sale by or with any other third party (which has a reasonable likelihood of so restraining, prohibiting or invalidating the consummation of such purchase and sale); excluding, in each case, any such action, suit, proceeding or investigation, which is in effect or is instituted as a result of Buyer’s actions (other than a Court Order binding on the Parties prohibiting the consummation of such purchase and sale).
     9.4 No Claim Regarding Stock Ownership or Sale Proceeds. No claim shall have been made or threatened by any Person asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or obtain beneficial ownership of, any stock or other equity or ownership interest in, any Company Group Member, or (b) is entitled to all or any portion of the Purchase Price for the Closing Shares.

     9.5 Consents. Each of the Required Consents shall have been obtained and shall be in full force and effect, and Buyer shall have received copies thereof.
     9.6 Release of Liens. Before or at the Closing, the Seller Parties shall have furnished to Buyer documentation reasonably satisfactory to Buyer releasing all Encumbrances affecting the Closing Shares, to the extent applicable.
     9.7 No Material Adverse Effect. From the date hereof until the Closing, there shall not have occurred any event or events resulting in a Material Adverse Effect.
     9.8. Governmental Approvals. The waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated, and no action by any Governmental Entity of any jurisdiction having authority over the Transactions challenging or seeking to enjoin the consummation of the Transactions shall be pending.
     9.9. Other Documents and Actions. The Seller Parties shall have delivered each of the other documents, and taken each of the other actions, required by Section 3.2 hereof.
     9.10 FIRPTA Certificate. The Seller Parties shall deliver to Buyer on the Closing Date a duly completed and executed certification of non-foreign status pursuant to Section 1.1445-2 of the Treasury Regulations.
10. Indemnification.
     10.1 By Stockholders.
     10.1.1 General Indemnity. From and after the Closing Date, the Stockholders, shall defend, indemnify and hold harmless Buyer, the Company Group Members and their respective successors and assigns, and each of their respective officers, directors, employees, stockholders, agents, Affiliates and any Person who controls any of such Persons within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Buyer Party”) from and against any Liabilities, claims, demands, judgments, losses, diminution of value, costs, damages (including property damage or damages relating to personal injury) or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees), and any direct or indirect, consequential or special damages, but excluding punitive, exemplary or special damages, except for punitive, exemplary or special damages payable to a third party, incurred by such Indemnified Buyer Party in connection therewith (collectively, “Damages”) that such Indemnified Buyer Party may sustain, suffer or incur and that result from, arise out of or relate to:
(a) any breach of any of the representations, warranties, covenants or agreements of the Seller Parties contained in this Agreement or in the Closing Certificates, such breach to be determined without regard to any limitation or qualification as to materiality or similar qualifications or exceptions, such breach (and calculation of any Damages) to be determined without regard to any limitation or qualification as to materiality or similar qualifications or exceptions,

(b) any Liability or Damages for:
     (i) any Environmental Liabilities arising out of or relating to (and any Actions by third-parties seeking recovery for Environmental Liabilities based upon allegations concerning) (A)(1) the ownership, operation or condition at any time on or prior to the Closing Date of the Real Property or any other real properties or Facilities in which any Company Group Member has or had an ownership or operational interest, or (2) any Hazardous Substances or other contaminants that were present, on or before the Closing Date, on the Real Property or any other real properties or Facilities in which any Company Group Member has or had an ownership or operational interest; (B) any Hazardous Substances or other contaminants, wherever located, that were (or, in the case of third-party Actions, allegedly were) generated, transported, stored, treated, Released, or otherwise handled by any Company Group Member or by any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date; or (C) any Hazardous Activities that were conducted by any Company Group Members at any time on or prior to the Closing Date; or,
     (ii) any bodily injury (including illness, disability, and death), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of any Company Group Member or any other Person for whose conduct they are or may be held responsible, in any way arising from (A) any Hazardous Activity conducted (or, in the case of third-party Actions, allegedly conducted) with respect to the Real Property or the operation of the Company Group Members prior to the Closing Date, or (B) any Release of or exposure to any Hazardous Substance that occurred on or before the Closing Date on or at the Real Property (or on any other property, if such Hazardous Substance emanated from any of the Real Property and was present on any of the Real Property on or prior to the Closing Date), or (C) Released by any Company Group Member or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date, and
(c) any Indemnified Liability.
     10.1.2 Tax Indemnity. In addition to the foregoing, except to the extent of any purchase price adjustment relating to Taxes under Sections 2.4 or 2.6 or 2.7 and except for Income Taxes relating to the Compensation Payments (which are subject to a separate purchase price adjustment set forth in Sections 2.4(b), 2.6, and 2.7), Stockholders shall defend, indemnify and hold harmless Buyer and each Company Group Member from and against any (A) Pre-Closing Taxes of any Company Group Member that relate to a Straddle Period, (B) Taxes other than Income Taxes assessed against any Company Group Member with respect to taxable periods ending on or prior to the Closing Date, and (C) Income Taxes assessed against any Company Group Member with respect to taxable periods ending on or prior June 30, 2005 (Income Taxes with respect to periods beginning on July 1, 2005, and ending on or prior to the Closing Date are subject a separate purchase price adjustment as set forth in Sections 2.4, 2.6, and 2.7 above), in each case provided that Buyer complies with its obligations set forth in Section 7.5; provided, however, that Buyer’s foregoing obligation to comply with Section 7.5 shall not limit the Stockholders’ indemnity obligations under this Section 10.1.2 except to the extent that the Stockholders are prejudiced thereby.
     10.2 By Buyer. From and after the Closing Date, Buyer shall defend, indemnify and hold harmless the Stockholders and their respective successors and assigns, and (if any) their respective officers, directors, employees, stockholders, agents, Affiliates and any Person who controls any of such Persons within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Seller Party”) from and against any Damages that such Indemnified Seller Party may sustain, suffer or incur and that result from, arise out of or relate to any breach of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement or in a Closing Certificate.
     10.3 Escrow. Upon notice to the Stockholders specifying in reasonable detail the basis thereof, Buyer may seek indemnification to which it may be entitled under this Section 10 against the Escrow Funds by filing a claim with the Escrow Agent pursuant to the terms of the Escrow Agreement, and complying with the resolution procedure identified in such Escrow Agreement. The failure to give a notice of a Claim under the Escrow Agreement will not constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.
     10.4 Procedure for Claims.
          (a) Any Person who desires to seek indemnification under any part of this Section 10 (each, an “Indemnified Party”) shall give written notice in reasonable detail (a “Claim Notice”) to each Party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”) and the Escrow Agent prior to any applicable Expiration Date (as defined in Section 10.5). Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within 60 days after the matter giving rise to the claim becomes finally resolved, and the Second Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within 30 days (the “Response Period”) after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response in accordance with the terms hereof or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.
          (b) If any Indemnitor shall be obligated to indemnify an Indemnified Party pursuant to this Section 10, such Indemnitor shall pay to such Indemnified Party the amount to which such Indemnified Party shall be entitled within 15 Business Days after the day on which such Indemnitor became so obligated to the Indemnified Party. If the Indemnified Party shall be an Indemnified Buyer Party, it shall first seek payment of the Damages to which it is entitled under this Section 10 from the Escrow Funds, but only to the extent that the Escrow Funds are not subject to other claims for indemnification; thereafter, if the amount of the Escrow Funds available for payment of Damages is less than the amount of Damages to which such Indemnified Buyer Party is entitled, such Indemnified Buyer Party shall seek indemnification directly from the Stockholders. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to LIBOR plus 3% (three percent).
          (c) If, during the Response Period, an Indemnified Party receives a Claim Response from the Indemnitor, then for a period of 45 days (the “Resolution Period”) after the Indemnified Party’s receipt of such Claim Response, the Indemnified Party and the Indemnitor shall endeavor to resolve any dispute arising therefrom. If such dispute is resolved by the parties during the Resolution Period, the amount that the parties have specified as the amount to be paid by the Indemnitor, if any, as settlement for such dispute shall be conclusively deemed to be an obligation of such Indemnitor. If the parties are unable agree upon a resolution to such dispute prior to the expiration of the Resolution Period (or any extension thereto to which the Indemnitor and Indemnified Party agree in writing), the issue shall be resolved in accordance with Section 13.2 hereof.
          (d) If the Indemnified Party is an Indemnified Buyer Party and, pursuant to Section 10.4(b), such Indemnified Buyer Party is obligated to seek any portion of the funds to which such Indemnified Buyer Party is entitled from the Escrow Funds, then, within two Business Days from the date on which such Indemnified Buyer Party became entitled to such funds, the Indemnified Party and the Indemnitor shall provide written instructions to Escrow Agent as to (i) the amount of funds, if any, to be dispersed from the Escrow Funds, and (ii) instructions as to the manner in which such funds shall be dispersed to the Indemnified Buyer Party.
          (e) No Party will have any liability (for indemnification or otherwise) for any Damages for punitive, exemplary or special damages of any nature, except to the extent such punitive, exemplary or special damages are awarded to a third party against an Indemnified Party in circumstances in which such Indemnified Party is entitled to indemnification hereunder.
          (f) Notwithstanding any other provision of this Section 10, except as provided below in this subparagraph (f), the Indemnified Buyer Party, on the one hand,

and the Indemnified Seller Parties on the other hand, shall be entitled to indemnification hereunder by Seller Parties or by Buyer, respectively, only when the aggregate of all Damages to such Indemnified Buyer Parties exceeds *** (the “Deductible Amount”) and then only to the extent of such excess amount; provided, however, that the Deductible Amount shall not apply with respect to (i) a breach of Seller Parties’ representations or warranties under Sections 4.1, 4.2, 4.4, 4.14 or 4.26 or in the related provisions of the Closing Certificates, a breach of Buyer’s representations or warranties under Sections 5.1, 5.2, 5.4, 5.5 or 5.6, or a breach of any representations or warranty of a Party to this Agreement made with an intent to mislead or defraud, (ii) a breach of any covenants hereunder or (iii) a claim for indemnification under Section 10.1.2(C). In addition, the calculation of the Deductible Amount shall include any Damages incurred by an Indemnified Party for which the Indemnified Party would have been entitled to claim indemnification under this Section 10 with respect to a breach of a representation or warranty but for such Claim being excluded as a result of the qualification of such representation or warranty by materiality or similar qualifications or exceptions. The maximum amount of Damages for which the Stockholders or Buyer, respectively, shall be liable under this Agreement shall be limited to the following (the “Indemnification Cap”):
     (w) as to any claim for which a Claim Notice is given on or before the 18-month anniversary of the Closing Date — ***;
     (x) as to any claim for which a Claim Notice is given with respect to Section 10.1(c) after the 18-month anniversary, but on or before the third anniversary, of the Closing Date — ***;
     (y) as to any claim for which a Claim Notice is given with respect to Section 10.1(b) after the 18-month anniversary, but on or before the 24-month anniversary, of the Closing Date — ***; and
     (z) as to any claim for which a Claim Notice is given with respect to Section 10.1(b) after the 24-month anniversary, but on or before the fifth anniversary, of the Closing Date — ***;
provided, however, the foregoing limitations of the Indemnification Cap shall not apply to (a) any breach of the Seller Parties’ representations or warranties under Sections 4.1, 4.2, 4.4, 4.13, 4.14, or 4.26 or in the related provisions of the Closing Certificates, (b) a breach of any representations or warranty of a Party to this Agreement made with an intent to mislead or defraud, (c) a breach of any of the parties’ covenants or (d) a claim for indemnification under Section 10.1.2; and provided, further, any Damages for which Buyer may claim indemnification under Section 10.1(b) shall be prorated between Buyer and the Stockholders as follows:

Months after Closing Date	Buyer	Stockholders
0-24	***	***
25-60	***	***
After month 60	***	***

          (g) Notwithstanding any other provision of this Section 10, the Stockholders shall not have an obligation to indemnify or hold harmless the Indemnified Buyer Parties or any other obligation with respect to (i) any Environmental Liability (including any Environmental Liability arising out of the discovery of any environmental matter or condition) that is first discovered as a result of any Unreasonable Action by or on behalf of Buyer; (ii) that portion of any Damages or Environmental Liability that arises from any act or omission by Buyer or any other person or entity after the Closing that exacerbates any Environmental Liability, including any environmental matter or condition, in existence on or before Closing; and (iii) any Remedial Action except to the extent such Remedial Action is required under applicable Environmental Law or by the relevant Governmental Entity.
          (h) Notwithstanding any other provision of this Section 10, with respect to matters which are subject to the indemnification provisions of Section 10.1(b),
          (i) Buyer shall be entitled to control any Remedial Action (including Cleanup), any Legal Proceeding relating to an Environmental Claim and, any other Legal Proceeding;
          (ii) with respect to the pending request to the Wisconsin Department of Natural Resources (the “WDNR”) for closure of the environmental condition referenced on Schedule 4.15(b) (the “Referenced Condition”), in the event the WDNR requires additional Remedial Action of the Referenced Condition as a condition of closure, the costs associated with such Remedial Actions, including, but not limited to, the costs of monitoring well closures, shall be borne by the Stockholders without being subject to the Deductible Amount;
          (iii) Buyer shall pursue the request for closure of the Referenced Condition with the WDNR and shall close all associated monitoring wells reasonably promptly upon receipt of authorization from the WDNR to do so;
          (iv) all Remedial Actions shall be performed in a commercially reasonable manner and in a manner consistent with applicable Environmental Laws. All Remedial Actions shall be performed in a manner employing the most cost-effective means available that is acceptable to the relevant Governmental Entity, including the use of Impositions where such does not unreasonably impair or impede Buyer’s use of the Real Property as a chemical manufacturing or chemical research and development facility. Remedial Actions shall be deemed to be complete when (A) Buyer provides written confirmation to the Stockholders’ Representative that the Remedial Action has been completed, which confirmation shall not be unreasonably withheld or delayed, or (B) upon issuance of a No Further Action Determination;

          (v) Buyer shall keep the Stockholders’ Representative apprised of the progress and performance of all Remedial Actions, including, without limitation, providing the Stockholders’ Representative with copies of any and all testing results, reports, agency notices, correspondence to or from any Governmental Entity and other material documents related to any Environmental Liability or Remedial Actions; and
          (vi) The Stockholders may retain, at the Stockholders’ expense, any environmental consultant(s) as they select, in their sole discretion (“Stockholders’ Consultants”), to consult with Buyer, Buyer’s consultants and any Governmental Entity with respect to Remedial Actions. The Stockholder’s Representative and Stockholder’s Consultants, if retained, shall not assume the control of or responsibility for any Remedial Actions. Notwithstanding the foregoing, it is expressly agreed that, to the extent reasonably possible under the circumstances, the Stockholder’s Representative shall have the right (and shall be provided a reasonable opportunity) to review and comment upon any document(s) to be submitted to a Governmental Entity which relate in any way to any Remedial Actions To the extent reasonably possible in the circumstances, Buyer shall give the Stockholder’s Representative prompt written notice of, and the Stockholders’ Representative and/or the Stockholder’s Representative’s representative(s) shall have the right to participate in, any phone call or meeting with any Governmental Entity at which any Remedial Action is to be substantively discussed or addressed.
          (i) Whenever there is an event, condition or a circumstance (a “Possible Breach”) the subject matter of which is covered by more than one of the representations and warranties contained in Section 4 or Section 5 (the “Applicable Representations”) and one or more of such representations (the “Specifically Applicable Representations”) more specifically relate to the subject matter of the Possible Breach, then if such Possible Breach would cause a breach of any Specifically Applicable Representations, the fact that a breach may have occurred with respect to any of the more general Applicable Representations shall not affect an Indemnified Party’s ability to claim a breach of the Specifically Applicable Representations.
     10.5 Claims Period. Any claim for indemnification under this Agreement shall be made by giving a Claim Notice under Section 10.4 on or before the applicable “Expiration Date” specified below in this Section 10.5, or the claim under this Section 10 shall be invalid. The following claims shall have the following respective “Expiration Dates”: (a) eighteen (18) months after the Closing Date -— any claims that are not specified in any of the succeeding clauses; (b) the third (3rd) anniversary of the Closing Date — any claims for indemnification under Section 10.1(c); (c) the fifth (5th) anniversary of the Closing Date — any claims for indemnification under Section 10.1(b), (d) the date on which the applicable statute of limitations expires plus thirty (30) days — any claim for Damages related to (i) a breach of any covenant or agreement, (ii) a breach of the Seller Parties’ representations or warranties under Sections 4.13 or 4.26, a breach of Buyer’s representations or warranties under Section 5.6, or a breach of any representations or warranties of a Party to this Agreement that were made with an intent to mislead or defraud, or (iii) any claims for indemnification under Section 10.1.2, and

     (d) in perpetuity — a breach of the Seller Parties’ representations or warranties under Sections 4.1, 4.2, 4.4 or a breach of Buyer’s representations or warranties under Sections 5.1 or 5.2. If more than one of such Expiration Dates applies to a particular claim, the latest of such Expiration Dates shall be the controlling Expiration Date for such claim. So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.
     10.6 Third Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Section 10 with respect to any actions, suits or other administrative or judicial proceedings (each, an “Action”) that may be instituted by a third party shall give each Indemnitor prompt notice of a third party’s institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that no Party shall consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnitor or the Indemnified Party, as applicable (which consent shall not be unreasonably withheld). Any failure to give prompt notice under this Section 10.6 shall not bar an Indemnified Party’s right to claim indemnification under this Section 10, except to the extent that an Indemnitor shall have been harmed by such failure.
     10.7 Effect of Investigation or Knowledge. Any claim by Buyer for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to Buyer, nor shall such a claim be adversely affected by Buyer’s knowledge on or before the Closing Date of any breach of the type specified in the first sentence of Section 10.1 or of any state of facts that may give rise to such a breach. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.
10.8 General Rules on Payments by Stockholders
Notwithstanding anything contained in this Agreement to the contrary, except as specifically provided in this Section 10.8, the obligation of each Stockholder with respect to the payment of any amount to any Indemnified Buyer Party for any matter subject to this Section 10 shall be several in proportion to such Stockholder’s respective Indemnification Share and not joint. *** shall be jointly and severally liable for all Stockholders with respect to (i) any obligation to pay any amount under Section 2.5, (ii) any obligation to pay any amount under Sections 2.6 and 2.7 and (iii) all Escrow Funds. Further, (v) *** shall be jointly and severally liable for all Stockholders with respect to all indemnification obligations under Section 10.1(c) as to any claim for which a Claim Notice is given on or before the 18-month anniversary of the Closing Date, (w) *** jointly and severally, shall be solely liable for all Stockholders with respect to all indemnification obligations under Section 10.1(c) as to any claim for which a Claim Notice is given after the 18-month anniversary, but on or before the 24-month anniversary, of the Closing Date, (x) *** shall be jointly and severally liable for each such Stockholder’s Indemnification Share with respect to all indemnification obligations under this Agreement, (y) *** shall be jointly and severally liable for each such Stockholder’s Indemnification Share with respect to all indemnification obligations under this Agreement, and (z) *** shall be jointly and severally liable for each such Stockholder’s Indemnification Share and the Indemnification Share of *** with respect to all indemnification obligations under this Agreement. Except as expressly provided in this Section 10.8, nothing herein shall be deemed to restrict any Indemnified Buyer Party from exercising all rights and remedies against any Stockholder with respect to the payment of any amounts concurrently or in such order as the Indemnified Buyer Party shall elect, in its sole and absolute discretion.
     10.9 Stockholder’s Representative.
          (a) *** shall act as the Stockholder’s representative (the “Stockholder’s Representative”) and as exclusive agent and attorney-in-fact to act on behalf of any Stockholder with respect to any and all matters, claims, controversies, or disputes arising out of the terms of this Agreement. The Stockholder’s Representative shall have the power to take any and all actions which the Stockholder’s Representative believes are necessary or appropriate or in the best interests of the Stockholders, as fully as if each such Stockholder was acting on its, his or her own behalf with respect to all matters concerning the Stockholders or any of them following the Closing Date, including for the purpose of administering the Escrow Agreement, settling on behalf of the Stockholders any indemnification claims made by any Indemnified Buyer Party under Section 10, representing the Stockholders in connection with the determination of the Net Working Capital Valuation under Section 2.5, and taking any other action that is specifically delegated to the Stockholder’s Representative hereunder. An Indemnified Buyer Party shall give notice under this Section 10.9 of any claim for indemnification against the Stockholders to the Stockholders and the Stockholder’s Representative, and only the Stockholder’s Representative shall be empowered, following such notice, to respond to or take any other action on behalf of the Stockholders with respect to the claim. The Stockholders shall be bound by any and all actions taken on their behalf by the Stockholder’s Representative in accordance with this Agreement, and in particular, the Stockholders shall be bound by the Escrow Agreement being executed by the Stockholder’s Representative to the same extent as if they were signatories thereto. The Stockholder’s Representative is expressly authorized to execute, deliver and perform the Escrow Agreement.

          (b) The authority granted hereunder is deemed to be coupled with an interest. Buyer shall have the right to rely on any actions taken or omitted to be taken by the Stockholder’s Representative as being the act or omission of any Stockholder, without the need for any inquiry, and any such actions or omissions shall be binding upon each Stockholder, and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Stockholder’s Representative. Except as specifically contemplated by the Escrow Agreement, Buyer shall be entitled to disregard any notices or communications given or made by the Stockholders unless given or made through the Stockholder’s Representative.
          (c) In the event of the death of the Stockholder’s Representative or his inability to perform his functions hereunder, the Stockholders shall choose a successor Stockholder’s Representative by a plurality vote of such Stockholders based upon Closing Shares held immediately prior to the Closing Date.
          (d) The Stockholder’s Representative shall not be liable to any Stockholder or any other Party for any action taken or omitted to be taken by him in his capacity as Stockholder’s Representative except in the case of willful misconduct or gross negligence. The Stockholders shall jointly indemnify the Stockholder’s Representative and hold him harmless from and against any loss, liability or expense of any nature incurred by the Stockholder’s Representative arising out of or in connection with the administration of his duties as Stockholder’s Representative, including reasonable legal fees and other costs and expenses of defending or preparing to defend against any claim or liability in the premises, unless such loss, liability or expense shall be caused by such Stockholder’s Representative’s willful misconduct or gross negligence.
11. Termination.
     11.1 Grounds for Termination. The Parties may terminate this Agreement at any time before the Effective Time as provided below:
          (a) by mutual written consent of each of the Seller Parties and Buyer;
          (b) by any Party, if the Closing shall not occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;
          (c) by any Party, if a court of competent jurisdiction or other Governmental Entity shall have issued a Court Order (which Court Order the Parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and non-appealable;

          (d) by Buyer, if any of Seller Parties shall have breached, or failed to comply with, any of its obligations under this Agreement or any representation or warranty made by Seller Parties shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on the Business;
          (e) by Seller Parties, if Buyer shall have breached, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to affect materially and adversely the benefits to be received by Buyer hereunder; or
     11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, the agreements contained in Section 7.7 shall survive the termination hereof and any Party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another Party.
12. General Matters.
     12.1 Contents of Agreement. This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the Parties with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters. There have been no representations or warranties, written or oral, other than as provided in this Agreement and/or the other Transaction Documents, and Buyer is relying solely on the representations and warranties provided in this Agreement and/or the other Transaction Documents.
     12.2 Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, legal representatives, successors and permitted assigns, except as provided in Section 10. No Party shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

     12.3 Further Assurances. At and after the Closing, the Parties shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.
     12.4 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to,” and (d) references to “hereunder” or “herein” relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a Party’s being satisfied with any particular item or to a Party’s determination of a particular item presumes that such standard will not be achieved unless such Party shall be satisfied or shall have made such determination in good faith in its sole or complete discretion.
     12.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
     12.6 Disclosure Schedules. Any items listed or described on the Disclosure Schedules shall be listed or described under a caption that specifically identifies the Section(s) of this Agreement to which the item relates (which, in each case, shall constitute the only valid disclosure with respect to such Section(s)).
13. Remedies.
     13.1 Exclusive. Other than with respect to the Non-Competition Agreements, the Consulting Agreements and the Escrow Agreement, (i) the indemnification rights provided for in this Agreement are the exclusive and the sole remedy (absent fraud or breach of this Agreement made by the Party with knowledge, and except for claims asserted under the Securities Law or other applicable securities Laws) available to a Party in enforcing any rights with respect to the subject matter of this Agreement, and (ii) an indemnity claim under Section 10.1(b) by Buyer against Stockholders shall be the sole and exclusive remedy of Buyer to recover from the Stockholders for any Damages or other claims or Liabilities arising from any Environmental Liabilities, Remedial Actions, Hazardous Substances, or Hazardous Activities.. Notwithstanding the foregoing, each Party hereby expressly acknowledges that the other Parties may be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement by a Party, the non-breaching Parties shall, in addition to all other remedies, be entitled to seek a temporary or permanent injunction, without showing any actual damage, or a decree for specific performance, in accordance with the provisions hereof.
     13.2 Dispute Resolution.
          (a) The Parties shall attempt in good faith to resolve any dispute, controversy or claim among them arising out of or relating to this Agreement, including without limitation any dispute over the breach, termination, interpretation, or validity thereof (the “Dispute”). Any party may request through written notice that the Dispute be referred to senior executives of the parties who have authority to resolve the Dispute. For purposes hereof, the Stockholder’s Representative shall be deemed a senior executive for the Seller Parties. The executives shall attempt to resolve the Dispute by agreement within thirty (30) days of such notice.
          (b) If the Parties to the Dispute are unable to resolve the Dispute as provided in Section 12.1(a) above, they may try in good faith to resolve the Dispute by mediation and may use any mediator upon which they mutually agree. If the parties to the Dispute are unable to mutually agree upon a mediator, the Dispute shall be referred to the Chicago office of JAMS or such other mediation service as the parties to the Dispute may agree. The cost of the mediator will be split equally between the parties to the Dispute unless they agree otherwise.
          (c) If the Parties have not (i) successfully resolved their Dispute through good faith discussions; (ii) appointed a mediator; or (iii) where a mediator has been duly appointed, resolved their dispute through mediation, each within 90 days of the Dispute notice in Section 12.1(a) being issued, the Dispute shall be resolved by binding arbitration. The Parties shall select a mutually agreed upon single arbitrator and may utilize any format and set of rules for the binding arbitration upon which such parties may mutually agree. If the parties to the Dispute are unable to agree on a format and set of rules for the arbitration within 10 days, the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Should such parties be unable to agree on a choice of arbitrator within thirty (30) days from the demand for arbitration, then the arbitrator will be appointed by the Chicago office of JAMS (provided that any JAMS appointed mediator under paragraph (b) is not selected as an arbitrator under this paragraph (c)).
          (d) The costs of the arbitration shall be borne equally among the Parties. Each party shall bear its own expenses for attorneys’ fees, expert fees, witness fees, travel costs and other arbitration-related costs. In no event is the arbitrator authorized or empowered to award punitive or exemplary damages. In no event is the arbitrator authorized or empowered to award damages in excess of the limitations set forth in this Agreement.
          (e) Judgment upon an award rendered by the arbitrator may be entered in any court with jurisdiction. The arbitrator may issue interim orders of protection as necessary or appropriate to maintain the status quo, safeguard property or prevent irreparable injury. Notwithstanding the foregoing, any Party may seek injunctive relief in a court of competent jurisdiction, which relief shall last until the arbitrator renders its decision.
14. Notices.
     All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail, facsimile message (with receipt confirmed) or Federal Express or other nationally recognized overnight delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express or facsimile to, the address or facsimile number set forth below, unless such address or facsimile number is changed by notice to the other Parties:
If to Seller Parties:
Tomah Holdings, Inc.
330 Vincent Street
P. O. Box 388
Milton, WI 53563-0388
Attn: ***
FAX: (608) 868-7098
with a required copy to:
Foley & Lardner LLP
Suite 3700
777 E. Wisconsin Avenue
Milwaukee, WI 53202
Attn: Luke E. Sims
FAX: (414) 297-4900
If to Buyer:
Air Products and Chemicals, Inc.
7102 Hamilton Boulevard
Allentown, PA 18195-1502
Attn: Corporate Secretary
FAX: (610) 481-5765
15. Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without regard to its provisions concerning choice of laws or choice of forum.
16. Attorney/Client Privilege. Buyer acknowledges that Foley & Lardner LLP has previously represented the Company Group Members and certain Stockholders, and is representing the Stockholders in connection with the Transactions contemplated by this

Agreement. The Parties recognize that, after the Closing, the Company and the other Company Group Members will continue to have all right, title and interest in the work product and related privileges associated with legal advice provided by Foley & Lardner LLP to the Company and other Company Group Members. Buyer recognizes, however, that Foley & Lardner LLP is providing legal advice to the Stockholders with respect to the sale of their Closing Shares, and that such advice was provided to the Stockholders in their capacity as stockholders. Accordingly, Buyer acknowledges that the Company shall not, upon Closing, obtain any right, title or interest in the work product and related privileges associated with any legal advice provided to the Stockholders in their capacities as stockholders, including, but not limited to, all written, computer-generated or other materials containing, summarizing or embodying such communications, work product, attorney/client privilege or otherwise.

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]
     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

AIR PRODUCTS AND CHEMICALS, INC.

By:

Name:

Title:

TOMAH HOLDINGS, INC

By:

Name:

Title:

***

***

***

***

***

***
By:
	Name:	***
	Title:	Trustee

FIRST CITIZENS STATE BANK cust, f/b/o ***		FIRST CITIZENS STATE BANK cust f/b/o ***

By:		By:

	*** Attorney-in-Fact		*** Attorney-in-Fact

SBKGP, INC.		SEIDLER EQUITY PARTNERS, L.P.
		By:	Seidler Equity Managers, LLC, General Partner

By:		By:

	*** President		*** Director

NORTHSTAR MEZZANINE		SEIDLER NORTH, L.P.
PARTNERS, III L.P.
By:	Northstar Capital, LLC, its general partner

By:		By:

	*** Managing Partner		*** General Partner

MASSACHUSETTS MUTUAL LIFE		C. M. LIFE INSURANCE COMPANY
INSURANCE COMPANY
By:	David L. Babson & Company, Inc., as		By: David L. Babson & Company, Inc., as
	Investment Adviser		Investment Sub-Adviser

By:		By:

	Name:		Name:

	Title:		Title:

TOWER SQUARE CAPITAL	MASSMUTUAL CORPORATE
PARTNERS L.P.	INVESTORS
By: David L. Babson & Company, Inc., as
Investment Manager

By:	By:

Name:	Name:

Title:	Title:

This Agreement is executed on behalf of MassMutual Corporate Investors, organized under a Declaration of Trust, dated September 13, 1985, as amended from time to time. Under the terms of the Trust, the obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust property alone shall be bound.

MASSMUTUAL PARTICIPATION INVESTORS	ANTARES CAPITAL CORPORATION

By:	By:

Name:	Name:

Title:	Title:

This Agreement is executed on behalf of MassMutual Participation Investors, organized under a Declaration of Trust, dated April 7, 1988, as amended from time to time. Under the terms of the Trust, the obligations of such Trust are not personally binding upon, no shall resort be had to the property of, any of the Trustees, shareholder, officers, employees or agents of such Trust, but the Trust property alone shall be bound.

Attachments:

Exhibit A	(Building Purchase Agreement)

Exhibit B-1	(Form of *** Agreement)

Exhibit B-2	(Form of *** Agreement)

Exhibit C	(Form of Escrow Agreement)

Exhibit D	(Indemnification Share)

Exhibit E	(Form of Non-Competition Agreement)

Exhibit F	(Form of Foley & Lardner LLP Legal Opinion)

Disclosure Schedule